Exhibit 4.7

RAI 401K SAVINGS PLAN

Restated as of January 1, 2012

RAI 401K SAVINGS PLAN

INTRODUCTION

The RJR Nabisco Capital Accumulation Plan was originally established effective October 1, 1987 to cover employees of RJR Nabisco, Inc. and certain of its subsidiaries whose employees primarily performed corporate “headquarters” functions. At that time, the major U.S. operating companies maintained separate savings plans.

Effective March 15, 1991, the Nabisco Brands Capital Accumulation Plan, the Planters Lifesavers Company Capital Accumulation Plan, and the RJR Employees’ Savings and Investment Plan were merged into the RJR Nabisco Capital Accumulation Plan. At the same time, an employee stock ownership program was established and made a part of the merged plan. The merged plan, named the RJR Nabisco Capital Accumulation Plan (the “Plan”), was initially comprised of five underlying programs: the RJR Nabisco Capital Accumulation Program, the Nabisco Brands Capital Accumulation Program, the Planters Lifesavers Company Capital Accumulation Program, the RJR Employees’ Savings and Investment Program, and the RJR Nabisco Employee Stock Ownership Program, jointly the “Programs”). Between March 15, 1991 and December 31, 1991, each Program maintained a separate written document.

Effective January 1, 1992, the RJR Nabisco Capital Accumulation Plan was restated in its entirety and the four underlying savings programs were combined in a single plan document renamed the RJR Nabisco Capital Investment Plan. The ESOP portion was maintained, as Schedule C of this document.

Effective January 1, 1994, the Plan was renamed the RJR Nabisco Capital Investment Plan and was restated in its entirety to reflect a number of Plan changes and amendments, including the introduction of daily accounting. The Plan, as restated, is a profit sharing plan that is intended to continue to comply with Sections 401(a), 401(k), and 401(m) of the Code.

Effective as of December 31, 1996, the Stella D’oro Biscuit Co., Inc. 401(k) Profit Sharing Plan and the Stella D’oro Biscuit Co., Inc. Profit Sharing Plan were merged into this Plan.

Effective as of July 1, 1998, the assets attributable to the salaried employees of the Cornnuts, Inc. Profit Sharing and Retirement Plan were spun-off and transferred into this Plan.

Effective June 10, 1999, the ESOP portion of the Plan ceased to exist. In connection with such cessation, all shares of convertible Preferred Stock of RJR Nabisco Holdings Corp. (“RJR Nabisco Stock”) held under the ESOP were redeemed by RJR Nabisco Holdings Corp. Any amounts attributable to unallocated RJR Nabisco Stock held under the ESOP immediately prior to the redemption are held in the Suspense Account to be used to reduce Company Contributions otherwise payable under the Plan.

Effective June 14, 1999, RJR Nabisco Holdings Corp., the parent company of RJR Nabisco, Inc., spun-off its tobacco related operations by distributing to its shareholders all of the outstanding shares of the common stock of RJR Nabisco, Inc. As a result of the spin-off, Nabisco Holdings Corp. (formerly a subsidiary of RJR Nabisco, Inc.) is no longer an affiliate of RJR Nabisco, Inc. RJR Nabisco, Inc. was renamed R.J. Reynolds Tobacco Holdings, Inc. and RJR Nabisco

Holdings Corp. was renamed Nabisco Group Holdings Corp. In connection with the spin-off, the employees of Nabisco, Inc. and its affiliates, who were participating in the Plan, ceased to be eligible to participate in the Plan. R.J. Reynolds Tobacco Holdings, Inc. (“RJRTH”) has assumed sponsorship of the Plan and continues to maintain the Plan for the benefit of its eligible employees and the eligible employees of its affiliates. The Plan was renamed the R. J. Reynolds Capital Investment Plan and was amended and restated effective June 14, 1999.

The Plan was amended and restated effective as of December 31, 2000 to, among other respects, incorporate prior plan amendments and the pension plan changes provided by the Uruguay Round Agreements Act of 1994, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the Internal Revenue Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000 (collectively referred to as GUST). The Effective Date of the Plan is generally December 31, 2000 except that the changes made to comply with GUST are the applicable GUST effective date(s) (which may be before or after the Plan’s Effective Date), unless otherwise specifically provided in this Plan.

Effective generally as of December 31, 2002, the Plan was amended to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA). This amendment was intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder. This amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of EGTRRA and this amendment.

The Plan was amended and restated effective as of July 30, 2004 to incorporate prior plan amendments and to reflect the closing (the “Closing”) of the transactions contemplated by the business combination agreement dated as of October 27, 2003 between Brown & Williamson Tobacco Corporation and RJRTH (the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, RJRTH and Brown & Williamson Tobacco Corporation agreed to form a new corporation, Reynolds American Inc. In connection with the Closing and to simplify the administration of the Plan, effective as of the Closing, RJRTH transferred sponsorship of the Plan to Reynolds American Inc., and the Plan was renamed the Reynolds American Capital Investment Plan.

The Plan was amended and restated effective as of November 1, 2005 to incorporate prior plan amendments and to reflect the merger of the Fighting For Growth Plan for Employees of Brown & Williamson Tobacco Corporation (the “FFG Plan”) with and into the Plan.

Effective March 31, 2006, the portion of the Plan comprising the RAI Common Stock Fund was designated as a stock bonus plan and a non-leveraged employee stock ownership plan satisfying the applicable requirements of Section 401(a), Section 409, and Section 4975(e) of the Internal Revenue Code of 1986, as amended (the “Code”). The RAI Common Stock Fund is designed to be invested exclusively in “employer securities” within the meaning of Section 409(l) of the Code. Article 4 of the Plan contains provisions that apply to the RAI Common Stock Fund.

The Plan was amended and restated effective as of April 24, 2006 to (i) incorporate prior plan amendments, (ii) comply with the final regulations interpreting Code Sections 401(k) and 401(m), (iii) provide for the addition of Roth Contributions and (iv) provide for the cessation of the Profit Sharing Contribution for Plan Years after 2006.

Effective as of the close of business on January 31, 2010, (i) the 401(k) Retirement Savings Plan for the Employees of Lane Limited (the “Lane Plan”) was merged with and into this Plan, (ii) The Conwood Employee Thrift Plan (the “Conwood Plan”) was merged with and into this Plan and (iii) the SFNTC Savings Investment and Retirement Plan (the “Santa Fe Plan”) was merged with and into this Plan. The Plan was amended and restated effective as of January 31, 2010 to (i) incorporate prior plan amendments, (ii) reflect the merger of the Lane Plan, the Conwood Plan and the Santa Fe Plan with and into the Plan, (iii) rename the Plan the “RAI 401k Savings Plan,” and (iv) make other changes to the Plan.

The Plan is hereby restated as set forth herein effective as of January 1, 2012 to incorporate prior plan amendments.

RAI 401K SAVINGS PLAN

ARTICLE 1

DEFINITIONS

1.01	Accounts, unless otherwise indicated, means a Participant’s Pre-Tax, After-Tax, and Company Contribution Accounts and any subaccounts thereunder. Some Participants may also have Rollover Contribution Accounts and Roth Contribution Accounts.

1.02	Administration Committee means the Administration Committee(s) that is appointed by the Committee to handle the day-to-day administration of the Plan. (See Section 10.03).

1.03	Affiliated Company means the Company and any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company; any trade or business (whether or not incorporated) which is under control (as defined in Section 414(c) of the Code) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code. For purposes of Article 14, the definition of Affiliated Company shall be modified in accordance with Code Section 415(h).

1.04	Affiliated Plan means a defined contribution plan sponsored by an Affiliated Company.

1.05	After-Tax Contributions means the contributions which a Participant elects to make to the Plan in accordance with Section 3.02.

1.06	After-Tax Contribution Account means that portion of the Trust Fund which, with respect to any Participant, is attributable to his own After-Tax Contributions and any investment earnings or losses thereon.

1.07	ASC means the American Snuff Company, LLC, a Delaware limited liability company. Prior to January 1, 2010, ASC was known as Conwood Company, LLC.

1.08	ASC Employee means an Eligible Employee who is employed by ASC; provided, however, that an “ASC Employee” shall not include any Eligible Employee (i) who was transferred or hired into the ASC Executive Department (f/k/a the Conwood Executive Department) on or after January 1, 2007 and who is paid on a monthly payroll or (ii) whose principal place of employment on or after July 1, 2010 is in Winston-Salem, North Carolina (other than at the Taylor Brothers Division of ASC).

1.09

Beneficiary means the beneficiary designated by the Participant under the Company’s group term life insurance plan, unless the Participant has designated any other person or persons (who may be designated contingently or successively and which may be an entity other than a natural person) on a form supplied by the Administration Committee to receive benefits payable in the event of the death of the Participant; provided, however, that if the Participant is married at the date of his death, the Beneficiary shall be the Participant’s Surviving Spouse, and any Beneficiary designation that does not name the Participant’s Surviving Spouse as the Beneficiary shall be void unless it has been consented thereto on a form supplied by the Administration Committee in writing by the Participant’s Surviving Spouse and such consent (i) designated the alternative Beneficiary and/or form of benefit which may not be changed without spousal consent, (ii) acknowledges the effect of such election, and (iii) is witnessed by a notary public. The consent of the Participant’s Spouse is not required if the Participant establishes to the satisfaction of the Committee that such written consent cannot be obtained because (i) there is no Spouse or that such Spouse cannot be located, or for such other circumstances as may be provided in regulations promulgated by the Secretary of Treasury, or (ii) the Participant is legally separated (within the meaning of local law) from the Spouse and the Participant has a court order to that effect. The Participant may, however, revoke his alternate Beneficiary at any time, thereby reinstating his Surviving Spouse as sole Beneficiary. In the event of the Participant’s death without an effective Beneficiary designation, any Plan benefits payable shall be paid, in equal parts, to the Participant’s surviving children or, if the Participant has no surviving children, to the Participant’s surviving parents or, if the Participant has no surviving parents, to the Participant’s surviving siblings or, if the Participant has no surviving siblings, to the Participant’s estate. Section 9.01(a) should be referred to in the event of the death of a Participant with an outstanding loan balance, Section 12.05 should be referred to in the event of a Qualified Domestic Relations Order and Section 12.12 should be referred to for payment in the event of incompetence of a Beneficiary. Notwithstanding the foregoing, any Beneficiary, prior to accepting any benefit under the Plan, may disclaim his designation as Beneficiary under the Plan, by executing and delivering to the Administration Committee an irrevocable waiver in the form and manner prescribed by the Administration Committee, at any time. In the event a Beneficiary so disclaims his interest hereunder, Plan benefits will be paid as if the Participant died without an effective Beneficiary designation. For purposes of this definition, the term “Spouse” shall mean the Participant’s spouse as defined under the federal Defense of Marriage Act.

1.10	Board of Directors means the Board of Directors of RAI and any committee authorized by the Board of Directors or a committee thereof to act in its behalf with reference to the Plan.

1.11	Break in Service means any twelve-consecutive-month period beginning on a Severance Date during which an Employee does not complete an Hour of Service.

1.12	Business Combination means the transaction contemplated by the Business Combination Agreement dated as of October 27, 2003 between Brown & Williamson Tobacco Corporation and R. J. Reynolds Tobacco Holdings, Inc.

1.13

Catch-Up Contributions means the Pre-Tax Contributions and/or the Roth Contributions made by a Participant who has attained age 50 before the end of a calendar year in accordance with Code Section 414(v) (the “Catch-Up Pre-Tax Contributions” and “Catch-Up Roth Contributions” referred to herein collectively as “Catch-Up Contributions”). Catch-Up Contributions shall be made through payroll deductions. To the extent the amount of the Catch-Up Contribution does not exceed the amount permitted as an additional elective deferral under Code Section 414(v), such Catch-Up Contributions shall not be taken into account for purposes of the required limitations of Code Sections 402(g) and 415, and the Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Sections 401(a)(4), 401(k)(3), 401(k)(11), 401(k)(12), 410(b) or 416, as applicable, by reason of the making of such Catch-Up Contributions. In furtherance of, but without limiting the foregoing, (a) the percentage limits described in Section 3.01 of the Plan shall not apply to Catch-Up Contributions; (b) Pre-Tax Contributions and/or Roth Contributions for a Plan Year which exceed (i) the percentage limits described in Section 3.01, (ii) the statutory limits described in Section 3.07(a) or Section 14.01(b)(i) or (iii) the limits specified by the Committee under Section 3.08(b) for the Plan Year, shall be treated as Catch-Up Contributions; and (c) Catch-Up Contributions shall be permitted to be made on a payroll-by-payroll basis; provided, however, that a Pre-Tax Contribution or a Roth Contribution may only be characterized as a Catch-Up Contribution on a Plan Year basis. Finally, except as specifically provided in the Plan, the term “Pre-Tax Contributions” when used herein shall include all Catch-Up Pre-Tax Contributions and the term “Roth Contributions” when used herein shall include all Catch-Up Roth Contributions. In addition, a Participant who is eligible to make Catch-Up Contributions shall designate whether his Catch-Up Contributions shall be considered Pre-Tax Contributions or Roth Contributions. In the event a Participant does not designate whether the Catch-Up Contributions to be made are to be Pre-Tax Contributions or Roth Contributions, all Catch-Up Contributions shall be deemed for all purposes of the Plan to be Pre-Tax Contributions.

1.14	Closing Date means July 30, 2004, the date of the closing of the Business Combination.

1.15	Code means the Internal Revenue Code of 1986 as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

1.16	Committee means the RAI Employee Benefits Committee, which shall act as the Plan Administrator for the Plan. The Committee shall have the duties and powers described in Article 10.

1.17	Company means RAI and any other Participating Company with respect to its Participating Unit.

1.18	Company Contributions means contributions made by the Company pursuant to Section 3.03 of the Plan.

1.19	Company Contribution Account means that portion of the Trust Fund which, with respect to any Participant, is attributable to any Company Contributions made on his behalf, and any investment earnings and gains or losses thereon.

1.20	Company Stock means the common stock of RAI.

1.21	Compensation means, with respect to any Plan Year, the basic compensation and such other forms of compensation paid for employment as are listed in Schedule A hereto for the calendar year beginning in such Plan Year. Compensation in excess of $200,000 in any Plan Year (subject to adjustment as provided in Code Section 401(a)(17)), shall not count for purposes of this Plan. Notwithstanding the foregoing, in determining the amount of contributions made by or on behalf of a Participant under Section 3 of the Plan, Compensation shall include only amounts received for the portion of the Plan Year during which he was a Participant.

1.22	Consolidated Net Sales means for each fiscal year, the gross sales resulting from the operation of the business of ASC, less all returns, discounts and allowances.

1.23	Consolidated Operating Income means for each fiscal year, the consolidated operating income of ASC, determined under generally accepted accounting principles, provided, however, that such consolidated operating income shall be adjusted to include interest income and gain or loss from the sale of assets used in operations.

1.24	Continuous Service Date means a Participant’s “Continuous Service Date” shown on Company personnel records for such Participant.

1.25	Conwood Plan means The Conwood Employee Thrift Plan, as amended through January 31, 2010.

1.26	Effective Date of this restatement means January 1, 2012. The original effective date of the Plan is October 1, 1987.

1.27	Eligible Employee means any Employee of any Participating Unit, as more specifically described on Schedule B, who is paid from a United States dollar payroll maintained in the United States; provided, that except as the Board of Directors or the Committee, pursuant to authority delegated to it by the Board of Directors, may otherwise provide on a basis uniformly applicable to all persons similarly situated, no person shall be an “Eligible Employee” for purposes of the Plan:

(a)	who is excepted by the Board of Directors or the Committee,

(b)	whose terms and conditions of employment are determined by a collective bargaining agreement with the Company or a Participating Company which does not make this Plan applicable to him, provided that employee retirement benefits were negotiated thereunder,

(c)	who is a “leased employee” as defined in Section 414(n) of the Code and who is required by such Section to be considered an employee of the Company or an Affiliated Company. Notwithstanding the foregoing, if a “leased employee” is reclassified as an Employee, years of service as a “leased employee” of the Company or an Affiliated Company shall be considered in computing Service for vesting,

(d)	who is classified by the Company or a Participating Company as a summer student employee, or

(e)	who is classified by the Company or a Participating Company as an independent contractor or a consultant, regardless of his classification by the Internal Revenue Service for tax withholding purposes, or his classification by any person for any purpose.

1.28	Eligible Retirement Plan means an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity contract described in Section 403(b) of the Code, an annuity plan described in Section 403(a) of the Code, a qualified trust described in Section 401(a) of the Code, a Roth IRA described in Section 408A(b) of the Code or an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a Surviving Spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in Code Section 414(p). Notwithstanding the foregoing, effective for Plan Years beginning on or after January 1, 2010, in the case of an Eligible Rollover Distribution to a Beneficiary who is not a surviving spouse and who is eligible to elect a direct rollover as provided in Section 7.04(g), an “Eligible Retirement Plan” shall mean only an individual retirement account or an individual retirement annuity described in Section 408 of the Code.

1.29	Eligible Rollover Distribution means any distribution of all or any portion of the balance to the credit of the distributee, except that an Eligible Rollover Distribution does not include: (1) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; (2) any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; or (3) any Hardship withdrawal of Pre-Tax Contributions or Roth Contributions. A portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of after-tax employee contributions or contributions made to a designated Roth account (as defined in Section 402A of the Code), which are not includible in gross income. Without limiting the generality of the foregoing, and except as provided above, an Eligible Rollover Distribution shall include any amounts distributed from a designated Roth account (as defined in Section 402A of the Code), but shall not include any amounts distributed from a Roth IRA (as defined in Section 408A of the Code).

1.30	Employee means an individual employed by an Affiliated Company and, for purposes of Code Section 410(b) coverage requirements, leased employees.

1.31	Entry Dates are any business day.

1.32	ERISA means the Employee Retirement Income Security Act of 1974, and as is amended from time to time.

1.33	Independent Fiduciary means Evercore Trust Company, N.A., or such other fiduciary appointed as such from time to time by the Compensation Committee of the Board of Directors, as settlor. The Independent Fiduciary shall be the sole “investment manager” within the meaning of Section 3(38) of ERISA and “named fiduciary” within the meaning of Section 402(a)(2) of ERISA with respect to the management and disposition of the RAI Common Stock Fund, with the power and authority set forth in Section 10.08 of the Plan.

1.34	Investment Fund or Funds means, collectively or singly as the context requires, the RAI Common Stock Fund, and the investment funds selected by the RAI Pension Investment Committee in accordance with Article 4.

1.35	Job Elimination means the elimination of an existing position at the sole discretion of the Company when, because of changing needs or circumstances, (i) the job is no longer performed, or (ii) the job is still performed, but fewer employees are needed to perform it, and resulting in the affected employee’s entitlement to benefits under a salary and benefits continuation plan sponsored by an Affiliated Company (or provided under a contract).

1.36	Lane means Lane, Limited, a New York corporation.

1.37	Lane Employee means an Eligible Employee who is employed by Lane; provided, however, that a “Lane Employee” shall not include any Eligible Employee who was transferred or hired into the Lane Executive Department on or after January 1, 2008 and who is paid on a monthly payroll. Notwithstanding anything in the Plan to the contrary, no Lane Employee shall be an Eligible Employee on or after February 28, 2011.

1.38	Lane Plan means the 401(k) Retirement Savings Plan for the Employees of Lane Limited, as amended through January 31, 2010.

1.39	Limitation Year means the calendar year.

1.40	Match-Eligible Contributions means the first 6% of Compensation (up to the Code Section 402(g) limit in effect for the calendar year) that a Participant elects to contribute to the Plan as Pre-Tax and/or Roth Contributions under Section 3.01.

1.41	Matching Contributions means the RAI Matching Contributions, the ASC Matching Contributions and the Santa Fe Matching Contributions which are made to the Plan in accordance with Section 3.03.

1.42	Nabisco Plan means the Nabisco, Inc. Capital Investment Plan.

1.43	Normal Retirement Age means age 65.

1.44	Participant means any person participating in the Plan as provided in Article 2. Except for purposes of Sections 2.01, 2.02 and 6.02 and Article 3, an Eligible Employee who has made a rollover or transfer to the Plan which meets the requirements of Section 3.08 and for whom a Rollover Contribution Account is maintained shall be treated as a Participant and such Eligible Employee shall become a Participant for all purposes after meeting the requirements of Sections 2.01 and 2.02. In addition, in any Plan Year in which the Plan is top-heavy (as defined in Section 14.02) and for purposes of Section 14.02(f), “Participant” shall include an Eligible Employee not otherwise described in the preceding two sentences who shall, pursuant to Treasury Regulation Section 1.416-1, Q&A M-10, receive the contribution described in Section 14.02(f), and such Eligible Employee shall become a Participant for all purposes after meeting the requirements of Sections 2.01 and 2.02.

1.45	Participating Company means an Affiliated Company that has adopted the Plan pursuant to Section 15.01. The term shall not include any foreign corporations, or units thereof. Notwithstanding anything in the Plan to the contrary, Lane, Limited shall cease to be a Participating Company under the Plan effective as of February 28, 2011.

1.46	Participating Unit means those Employees of a Participating Company designated on Schedule B as eligible to participate in the Plan.

1.47	Plan means the RAI 401k Savings Plan. Prior to January 31, 2010, the name of the Plan was the Reynolds American Capital Investment Plan. Prior to the Closing Date, the name of the Plan was the R. J. Reynolds Capital Investment Plan. Prior to June 14, 1999, the name of the Plan was the RJR Nabisco Capital Investment Plan. Prior to January 1, 1992, the name of the Plan was the RJR Nabisco Capital Accumulation Plan.

1.48	Plan Year means the calendar year.

1.49	Predecessor Plan(s) means the RJR Employees’ Savings and Investment Plan (“RJR SIP”), the Planters Lifesavers Company Capital Accumulation Plan (“PLS CAP”), the Nabisco Brands Capital Accumulation Plan (“NB CAP”), Stella D’oro Biscuit Co., Inc. 401(k) Profit Sharing Plan, the Stella D’oro Biscuit Co. Profit Sharing Plan, the Fighting For Growth Plan for Employees of Brown & Williamson Tobacco Corporation (“FFG Plan”), the Lane Plan, the Conwood Plan and the Santa Fe Plan, which were merged into this Plan.

1.50	Pre-Tax Contributions means the contributions a Participant elects to make to the Plan pursuant to a qualified cash or deferral arrangement, as defined in Code Section 401(k), and which are credited to his Pre-Tax Contributions Account in accordance with Section 3.01.

1.51	Pre-Tax Contributions Account means that portion of the Trust Fund which, with respect to any Participant, is attributable to his Pre-Tax Contributions and any investment earnings or losses thereon, and excluding amounts, if any, distributed to the Participant in accordance with Section 3.07(c).

1.52	RAI means Reynolds American Inc., a North Carolina corporation.

1.53	RAI Common Stock Fund means an Investment Fund the purpose of which is to invest exclusively in Company Stock, subject to Section 4.03(d) of the Plan. The RAI Common Stock Fund shall be a permanent feature of the Plan.

1.54	RAI Employee means an Eligible Employee other than an ASC Employee or a Santa Fe Employee.

1.55	Rollover Contributions means the amount contributed to the Plan as a rollover contribution from an Eligible Retirement Plan in accordance with Section 3.09.

1.56	Rollover Contribution Account means that portion of the Trust Fund which, with respect to any Eligible Employee, is attributable to his Rollover Contributions and any investment earnings or losses thereon.

1.57	Roth Contributions means the contributions of a Participant which the Participant has irrevocably designated as being contributed in lieu of all or a portion of the Pre-Tax Contributions that the Participant is otherwise eligible to make under the Plan, as provided in Section 3.01, and which are treated by the Company as includible in the Participant’s gross income pursuant to Section 402A of the Code, at the time the Participant would have received that amount in cash if the Participant had not made such election. Except as otherwise specifically provided in the Plan, the term “Roth Contributions” shall include Catch-Up Roth Contributions, as defined in Section 1.13.

1.58	Roth Contribution Account means that portion of the Trust Fund which, with respect to any Participant, is attributable to his Roth Contributions and his Roth Conversion Amounts, if any, and any investment earnings or losses thereon, and excluding amounts, if any, distributed to the Participant in accordance with Section 3.07(c).

1.59	Roth Conversion Amounts means the vested Pre-Tax, Company, After-Tax and Rollover Contributions of a Participant which the Participant has irrevocably designated as being converted to Roth Contributions, as provided in Section 7.04(g), and which are treated by the Company as includible in the Participant’s gross income pursuant to Section 402A(c)(4) of the Code, at the time of the conversion. All Roth Conversion Amounts shall be transferred directly to a Roth Conversion Subaccount within the Participant’s Roth Contribution Account. A Participant’s Roth Conversion Amounts shall be eligible for withdrawal under Section 8.02 of the Plan in the same order and classification as applied to such amounts prior to their conversion.

1.60	Roth Conversion Subaccount means that portion of the Roth Contribution Account which, with respect to any Participant, is attributable to his Roth Conversion Amounts, if any, and any investment earnings or losses thereon.

1.61	Santa Fe means Santa Fe Natural Tobacco Company, Inc., a New Mexico corporation.

1.62	Santa Fe Employee means any Eligible Employee who is employed by Santa Fe; provided, however, that a “Santa Fe Employee” shall not include any Eligible

Employee who is employed in the Santa Fe Executive Department and who is paid on a monthly payroll.

1.63	Santa Fe Plan means the SFNTC Savings Investment and Retirement Plan, as amended through January 31, 2010.

1.64	Service means all periods during which an Employee is employed by the Company, a Participating Company or any Affiliated Company commencing with the first day of employment or the first day of reemployment and ending with his Severance Date which next follows the first day of employment or the first day of reemployment, as the case may be. The first day of employment or the first day of reemployment shall be deemed to be the first day in which the Employee performs an “Hour of Service” (as defined in Department of Labor Reg. Section 2530.200b-2) as an Employee. Periods of Service commencing on the first day of employment and ending on the first Severance Date and commencing on each reemployment date and ending on the Severance Date which next follows shall be aggregated on a day by day basis and 365 days of aggregate Service shall constitute one year of Service. Service shall include any period of authorized part-time employment, periods of authorized leave of absence up to a maximum of one year, periods of absence due to service in the Armed Forces of the United States, as required, periods of absence due to unpaid leave taken pursuant to the Family and Medical Leave Act of 1993 or similar state laws (to the extent required by such laws, but only to the extent such leave is not otherwise credited under this Section 1.64), and periods of absence due to illness or disability up to a maximum of 12-consecutive months. Service shall include all Service credited to an Eligible Employee under the Plan prior to the Effective Date. If an individual who is a participant in the Nabisco Plan becomes an Eligible Employee on or before June 14, 2000, Service shall also include all service credited to such Eligible Employee under Section 1.33 of the Nabisco Plan. For the purposes of Section 6.02, Service shall include the period between a Participant’s Severance Date and his reemployment date if such reemployment date occurs within 12 months following the Participant’s Severance Date. With respect to Employees whose employment was transferred from Brown & Williamson Tobacco Corporation to an Affiliated Company in connection with the Business Combination or whose employment with an Affiliated Company commenced within twelve months after his layoff from Brown & Williamson Tobacco Corporation, Service shall include service with Brown & Williamson Tobacco Corporation or its subsidiaries (and any predecessor entities thereof).

1.65	Severance Date means the following:

(a)	the date on which an Employee quits, retires, is discharged, dies or terminates employment, which will not include a period of salary and benefit continuation; or

(b)

the first anniversary of the first date of a period in which an Employee remains absent from Service (with or without pay) with the Company or an Affiliated Company for any reason other than quit, retirement, discharge, or death; provided, however, the absence from Service of an Employee receiving benefits under one or more long-term disability plans of the Company or an Affiliated

Company is not a severance until the earlier of Normal Retirement Age, the cessation of such disability payments or two consecutive years on long-term disability; provided further that if such an Employee in active employment after his Normal Retirement Age becomes disabled, his Severance Date is the date such long-term disability plan benefits commence or would commence.

In the case of an Employee who is absent from work by virtue of (i) the Employee’s pregnancy, (ii) birth of the Employee’s child, (iii) placement of a child with the Employee by adoption, or (iv) caring for any such child for a period of up to a year immediately following such birth or placement the Severance Date is the second anniversary of the first day of absence from Service provided that the period between the first and second anniversary of such first day of absence is neither counted as Service nor a Break in Service.

1.66	Surviving Spouse means a person’s spouse, as defined under the federal Defense of Marriage Act, at the time of the Participant’s death and to whom the benefits under the Plan shall be payable in the event of the Participant’s death unless a valid Beneficiary designation and consent thereto by the Participant’s spouse has been made and received by the Committee, or unless such benefits are subject to a qualified domestic relations order as defined in Section 414(p) of the Code.

1.67	Termination of Employment means separation from the employment of the Company or an Affiliated Company for any reason, including, but not limited to, death, disability, resignation, dismissal or retirement; provided, however, that transfer in employment between the Company and an Affiliated Company shall not be deemed to be a “Termination of Employment” and provided further, that if an Employee is rehired by the Company or an Affiliated Company within 30 days of his or her separation from the employment of the Company or an Affiliated Company, such separation shall not be considered to be a “Termination of Employment.”

1.68	Transfer Contributions means the amount contributed to the Plan as transfer contributions from a Predecessor Plan in accordance with Section 3.04.

1.69	Trustee means a trustee or trustees at any time acting as such under a trust agreement or agreements established for purposes of this Plan.

1.70	Trust Fund means the cash and other properties arising from (i) contributions made by Participants and by the Participating Companies in accordance with the provisions of this Plan, (ii) funds transferred from Predecessor or Affiliated Plans, and (iii) any investment earnings and gains or losses thereon. The Trust Fund is held and administered by the Trustee pursuant to Article 4.

1.71	Valuation Date means each business day and any other date the Committee deems desirable or necessary to value the Trust Fund in accordance with Article 5.

1.72

Year of Service means the twelve-consecutive-month period during which (a) a part-time Lane or ASC Employee or (b) a Santa Fe Employee completes no less than 1,000 Hours of Service beginning on the date on which such Employee first performs an Hour of Service upon his employment or reemployment with Lane, ASC or Santa Fe, as applicable, or, in the event such Employee fails to complete 1,000 Hours of Service in that twelve-consecutive-month period, any Plan Year thereafter during which the Employee completes no less than 1,000 Hours of Service, including the Plan Year which includes the first anniversary of the date the Employee first performed an Hour of Service upon his employment or reemployment. For purposes of this Section 1.72, “Hour of Service” shall mean any or all of the following, as applicable:

(a)	Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for any Affiliated Company during the applicable computation period.

(b)	Each hour for which an Employee is paid, or entitled to payment, by any Affiliated Company on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) owing to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence, provided, however, that

(1)	no more than five hundred and one (501) Hours of Service shall be credited under this subsection to an Employee on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period),

(2)	hours for which an Employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed shall not be credited if such payment is made or due under a plan maintained solely for the purpose of complying with applicable workers’ compensation, unemployment compensation or disability insurance laws, and

(3)	hours shall not be credited for a payment which solely reimburses an Employee for medical or medically-related expenses incurred by the Employee.

For purposes of this subsection (b), a payment shall be deemed to be made by or due from any Affiliated Company regardless of whether such payment is made by or due from the Affiliated Company directly, or indirectly through, among others, a trust fund or insurer to which the Affiliated Company contributes or pays premiums and regardless of whether contributions made or due to the trust fund, insurer or other entity are for the benefit of particular Employees or are on behalf of a group of Employees in the aggregate.

(c)	Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by any Affiliated Company. The same hours shall not be credited both under subsection (a) or (b) and under this subsection. Hours credited for back-pay under this subsection with respect to periods described in subsection (b) shall be subject to the limitations set forth in subsection (b).

The provisions of paragraphs (b) and (c) of 29 CFR 2530.200b-2 shall be observed in crediting Hours of Service under this Section, which paragraphs are incorporated herein by reference.

(d)	In the case of any ASC Employee:

(1)	for whom an Affiliated Company is not required by federal law to maintain a record of hours worked, and

(2)	where compensation is not determined solely on the basis of certain amounts for each hour worked during a given period,

Hours of Service shall be determined on the basis of an assumed 10 hours daily, 45 hours weekly, 95 hours semi-monthly or 190 hours monthly if the applicable Employee is paid on a daily, weekly, semi-monthly or monthly basis, respectively, so long as such Employee shall have completed at least one Hour of Service during such period to the extent it does not result in crediting Hours of Service more than once with respect to any period.

(e)	In the case of any Santa Fe Employee, notwithstanding any other provision of this Section to the contrary, the Company may elect to credit Hours of Service in accordance with any of the equivalencies set forth in paragraphs (d), (e) or (f) of Department of Labor Regulations 2530.200b-2.

When used herein, the masculine shall include the feminine, and the singular shall include the plural, unless the context clearly indicates a different meaning.

ARTICLE 2

PARTICIPATION

2.01	Eligibility.

(a)	General.

(i)	Any Eligible Employee who is (i) a Participant in the Plan on January 31, 2010 or (ii) a participant in the Lane Plan, Conwood Plan or Santa Fe Plan immediately prior to January 31, 2010, shall continue as a Participant.

(ii)	Any RAI or Santa Fe Employee whose first date of employment or most recent date of reemployment is on or after January 31, 2010 shall be eligible to become a Participant in the Plan as of the first Entry Date coincident with or next following the 30-day period commencing on his date of employment or most recent date of reemployment, provided he is an Eligible Employee on such Entry Date.

(b)	Lane/ASC Employees.

(i)	Any full-time Lane or ASC Employee whose first date of employment or most recent date of reemployment is on or after January 2, 2009 but prior to December 2, 2009, and who is not a Participant in the Plan on January 31, 2010, shall be eligible to become a Participant as of the first Entry Date coincident with or next following January 31, 2010, provided he is an Eligible Employee on such Entry Date.

(ii)	Any full-time Lane or ASC Employee whose first date of employment or most recent date of reemployment is on or after December 2, 2009 shall be eligible to become a Participant as of the first Entry Date coincident with or next following the 30-day period commencing on his date of employment or most recent date of reemployment, provided he is an Eligible Employee on such Entry Date.

(iii)	Any part-time Lane or ASC Employee shall be eligible to become a Participant as of the first Entry Date coincident with or next following the date he completes a Year of Service, provided he is an Eligible Employee on such Entry Date.

(iv)	Notwithstanding anything in the Plan to the contrary, no Lane Employee shall be eligible to become a Participant in the Plan on or after February 28, 2011.

(c)	All Eligible Employees of a Participating Company who participate in this Plan shall participate under the terms and conditions stated herein.

2.02	Participation.

(a)	An Eligible Employee shall become a Participant on the applicable Entry Date. On or prior to the applicable Entry Date, each Participant shall make an application in a manner prescribed by the Committee in which he:

(i)	designates the percentage of Compensation to be contributed as Pre-Tax and/or Roth Contributions in accordance with Section 3.01;

(ii)	designates the percentage of Compensation to be contributed as After-Tax Contributions in accordance with Section 3.02;

(iii)	authorizes applicable payroll deductions; and

(iv)	chooses one or more Investment Fund(s).

(b)	If the Eligible Employee does not make the application contemplated in Section 2.02(a) prior to his applicable Entry Date, such Eligible Employee shall be deemed to have (i) authorized payroll deductions for Pre-Tax Contributions in accordance with Section 3.01 equal to 6% of his Compensation, and (ii) elected to invest such contributions in the Investment Fund designated by the RAI Pension Investment Committee for all such contributions. Notwithstanding the foregoing, the Eligible Employee may at any time elect a different contribution percentage (including 0%) in accordance with Section 3.05 and/or different Investment Funds in accordance with Section 4.05.

2.03	Participant Status. An Eligible Employee who has become a Participant shall remain a Participant in the Plan so long as an Account is held for his benefit; provided, however, no further contributions, other than Rollover Contributions, will be made to the Plan by or for a Participant who ceases to be an Eligible Employee with respect to the period after he ceases to be an Eligible Employee. Notwithstanding the foregoing, a Participant shall cease to be a Participant in the Plan, and all contributions to the Plan made by or for such Participant shall be immediately suspended, as of the date such Participant’s Accounts are transferred to an Affiliated Plan pursuant to Section 12.14.

2.04	Veterans Reemployment. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to “qualified military service” will be provided in accordance with Code Section 414(u). “Qualified military service” means any service in the uniformed services (as defined in chapter 43 of title 38 of the United States Code) by any individual if such individual is entitled to reemployment rights under such chapter with respect to such service.

ARTICLE 3

CONTRIBUTIONS

3.01	Pre-Tax Contributions; Roth Contributions. Subject to the provisions of Section 3.07, each Participant may elect that the Participating Company contribute from 1% to 75% of his Compensation to the Plan as Pre-Tax Contributions and/or Roth Contributions in lieu of an equal amount being paid to him as current cash Compensation. Pre-Tax and/or Roth Contributions are made through payroll deductions. In the event that a Participant does not designate on his application whether the contributions elected to be made are Pre-Tax Contributions or Roth Contributions, all contributions elected on such application shall be deemed for all purposes of the Plan to be Pre-Tax Contributions.

3.02	After-Tax Contributions. A Participant may make contributions to the Plan on an after-tax basis, either in lieu of or in combination with Pre-Tax Contributions and/or Roth Contributions by authorizing After-Tax Contributions of 1% to 75% of his Compensation; provided that the combined percentage of Compensation for Pre-Tax, Roth and After-Tax Contributions (i) is a minimum of 1% and a maximum of 75% and (ii) shall in no event exceed the amount of a Participant’s after-tax Compensation. After-Tax Contributions are made through payroll deductions.

3.03	Company Contributions.

(a)	General.

(i)	All Company Contributions shall be made subject to the terms and conditions of this Section 3.03.

(ii)	In any Plan Year in which the Plan is top-heavy (as defined in Section 14.02) the Participating Companies shall make additional Company Contributions to the extent necessary to comply with the minimum top-heavy contribution requirement as set forth in Section 14.02(f).

(iii)	Each Company Contribution to the Plan is conditioned on its deductibility. In the event that a Company Contribution to the Plan is made by a mistake of fact or all or part of the Company’s deductions under Section 404 of the Code for contributions to the Plan are disallowed by the Internal Revenue Service, the portion of the contributions attributable to such mistake of fact or to which such disallowance applies shall be returned to the Company without interest. Any such return shall be made within one year after the making of such contribution by mistake of fact or disallowance of deductions, as the case may be.

(iv)	All Company Contributions will be reduced by the amount of forfeitures available under Article 6, if any.

(b)	RAI Employees.

(i)	RAI Matching Contributions. For each Plan Year, the applicable Participating Companies shall contribute an amount (the “RAI Matching Contributions”) which shall produce an allocation to the Company Contribution Account of each Participant who is an RAI Employee equal to:

(A)	50% of such Participant’ Match-Eligible Contributions for such Plan Year for each Participant who is accruing a benefit under a defined benefit plan sponsored by RAI; or

(B)	100% of such Participant’s Match-Eligible Contributions for such Plan Year for each Participant who is not accruing a benefit under a defined benefit plan sponsored by RAI;

(ii)	Retirement Enhancement Contributions. The applicable Participating Companies shall contribute an additional amount (the “Retirement Enhancement Contribution”) which shall produce an allocation to the Company Contribution Account of certain eligible Participants who are RAI Employees other than the “Excluded Participants” (as defined below) which shall be determined as follows:

(A)	The Retirement Enhancement Contribution shall be equal to 3% of the Participant’s Compensation for each eligible Participant who is an RAI Employee:

(1)	whose first date of employment as an Eligible Employee or most recent date of reemployment as an Eligible Employee is on or after January 1, 2004,

(2)	whose employment was transferred from Brown & Williamson Tobacco Corporation to an Affiliated Company in connection with the Business Combination or whose employment with an Affiliated Company commenced within twelve months after his layoff from Brown & Williamson Tobacco Corporation, and whose first date of employment with Brown & Williamson Tobacco Corporation or most recent date of reemployment with Brown & Williamson Tobacco Corporation was on or after August 1, 1999, or

(3)	whose employment was transferred to an applicable Participating Company from an Affiliated Company on or after July 1, 2010 and who is accruing a benefit under a defined benefit pension plan sponsored by RAI;

provided, however, that clause (ii)(A)(1) above shall not apply to an eligible Participant (x) whose date of reemployment is after January

1, 2004 but whose Continuous Service Date is prior to January 1, 2004; or (y) whose employment was transferred from R. J. Reynolds Tobacco (CI) Co., and whose first date of employment with R. J. Reynolds Tobacco (CI) Co. or most recent date of reemployment with R. J. Reynolds Tobacco (CI) Co. is prior to January 1, 2004.

(B)	The Retirement Enhancement Contribution for all other eligible Participants who are RAI Employees shall be as determined in accordance with the following chart:

Total of Age plus Years of Vested Service as of January 1, 2006	Retirement Enhancement Contribution (as a % of Compensation)
Less than 30	3%
30-39	4%
40-49	5%
50-59	6%
60-69	7%
70-79	8%
80 or more	9%

(iii)	Excluded Participant. For purposes of Section 3.03(b)(ii), the term “Excluded Participant” shall mean any Participant:

(A)	who is either eligible to accrue a “Grandfathered Benefit” or who has retired with a “Grandfathered Benefit” under the Reynolds American Retirement Plan (as such term is defined thereunder), and (1) whose first date of employment as an Eligible Employee and most recent date of reemployment as an Eligible Employee, if applicable, is prior to January 1, 2004, or (2) whose date of reemployment is after January 1, 2004 but whose Continuous Service Date is prior to January 1, 2004;

(B)	whose employment was transferred from Brown & Williamson Tobacco Corporation to an Affiliated Company in connection with the Business Combination or whose employment with an Affiliated Company commenced within twelve months after his layoff from Brown & Williamson Tobacco Corporation, and whose first date of employment with Brown & Williamson Tobacco Corporation or most recent date of reemployment with Brown & Williamson Tobacco Corporation was prior to August 1, 1999;

(C)	who has transferred to an applicable Participating Company from an Affiliated Company prior to July 1, 2010 and is accruing a benefit under a defined benefit pension plan sponsored by RAI.

(c)	ASC Employees.

(i)	ASC Matching Contributions. For each Plan Year, ASC shall contribute an amount on behalf of each Participant who is an ASC Employee (the “ASC Matching Contributions”), in the amount determined under the following schedule for each dollar of Match-Eligible Contributions contributed by such Participant for the Plan Year:

If Consolidated Operating Income, stated as a percentage of Consolidated Net Sales, was:	The ASC Matching Contribution for each dollar of the Participant’s Match-Eligible Contributions made during the Plan Year will be:
Fewer than 8%	$0.00
8% but fewer than 10%	$0.10
10% but fewer than 12%	$0.20
12% but fewer than 14%	$0.30
14% but fewer than 15%	$0.40
15% but fewer than 16%	$0.50
16% but fewer than 17%	$0.60
17% but fewer than 18%	$0.70
18% but fewer than 19%	$0.80
19% but fewer than 20%	$0.90
20% or more	$1.00

For the purpose of determining the applicable percentage amount from the foregoing table to be used in the calculation of the ASC Matching Contributions (1) for the first quarter (January through March) of a particular Plan Year, the amount of the Consolidated Operating Income and the amount of the Consolidated Net Sales for the fiscal year ending two years prior to the beginning of the Plan Year shall be used in making such calculation and (2) for the second, third and fourth quarters (April through December) of a particular Plan Year, the amount of the Consolidated Operating Income and the amount of the Consolidated Net Sales for the fiscal year ending immediately prior to the beginning of the Plan Year shall be used in making such calculation.

Notwithstanding the foregoing, if the amount of the Consolidated Operating Income for a fiscal year, exclusive of any accruals under any qualified retirement savings plan for the ASC Employees for such fiscal year, is less than ten million dollars ($10,000,000), then no ASC Matching Contributions shall be made by ASC for the relevant calendar quarters.

(ii)

ASC Profit Sharing Contributions. For each Plan Year, ASC shall contribute to the Company Contribution Account of each ASC Employee (the “ASC Profit Sharing Contribution”) who (1) has become a Participant as provided in Section 2.02 (without regard to whether the ASC Employee has made an election pursuant to Section 2.02(a)) and (2) is employed as an ASC Employee on the date as of which the contribution is made, provided, however, that an ASC Employee who has transferred to ASC from an Affiliate will not receive an ASC Profit Sharing Contribution allocation if he is eligible to accrue benefit service under a defined benefit pension plan sponsored by RAI. For purposes of this Section, an ASC Employee shall be deemed to be employed by ASC on the date as of which the contribution is made if he died or retired since the preceding date on which such contribution was made. Any such ASC Profit Sharing Contribution shall be allocated to the Company Contribution Accounts of the eligible ASC Employees according to the following schedule:

If Consolidated Operating Income, stated as a percentage of Consolidated Net Sales, was:	For ASC Employees hired prior to January 1, 2008, the ASC Profit Sharing Contribution as a percentage of each such ASC Employee’s Compensation will be:	For ASC Employees hired or transferred to ASC on or after January 1, 2008, the ASC Profit Sharing Contribution as a percentage of each such ASC Employee’s Compensation will be:
Fewer than 8%	0.0%	0.0%
8% but fewer than 10%	0.6%	0.3%
10% but fewer than 12%	1.2%	0.6%
12% but fewer than 14%	1.8%	0.9%
14% but fewer than 15%	2.4%	1.2%
15% but fewer than 16%	3.0%	1.5%
16% but fewer than 17%	3.6%	1.8%
17% but fewer than 18%	4.2%	2.1%
18% but fewer than 19%	4.8%	2.4%
19% but fewer than 20%	5.4%	2.7%
20% or more	6.0%	3.0%

For the purpose of determining the applicable percentage amount from the foregoing tables to be used in the calculation of the Profit Sharing Contributions (A) for the first quarter (January through March) of a particular Plan Year, the amount of the Consolidated Operating Income and the amount of the Consolidated Net Sales for the fiscal year ending two years prior to the beginning of the Plan Year shall be used in making such calculation and (B) for the second, third and fourth quarters (April through December) of a particular Plan Year, the amount of the Consolidated Operating Income and the amount of the Consolidated Net Sales for the fiscal year ending immediately prior to the beginning of the Plan Year shall be used in making such calculation.

Notwithstanding the foregoing, if the amount of the Consolidated Operating Income for a fiscal year, exclusive of any accruals under any qualified retirement savings plan for the ASC Employees for such fiscal year, is less than ten million dollars ($10,000,000), then no Profit Sharing Contributions shall be made by ASC for the relevant calendar quarters.

(d)	Santa Fe Employees.

(i)	Santa Fe Matching Contributions. For each Plan Year, Santa Fe shall contribute an amount (the “Santa Fe Matching Contributions”) which shall produce an allocation to the Company Contribution Account of each Participant who is a Santa Fe Employee equal to 50% of such Participant’s Match-Eligible Contributions for such Plan Year.

(ii)	Santa Fe Profit Sharing Contributions. For each Plan Year, Santa Fe may make a discretionary contribution (the “Santa Fe Profit Sharing Contribution”) to the Company Contribution Account of each Santa Fe Employee who (A) has completed a Year of Service and (B) has been employed as a Santa Fe Employee during the Plan Year for which the Profit Sharing Contribution is to be made and is employed by Santa Fe or an Affiliated Employer on the last day of the Plan Year. For purposes of this Section, a Santa Fe Employee shall be deemed to be employed by Santa Fe or an Affiliated Employer on the last day of the Plan Year if he died, retired or became disabled during such Plan Year. Any Santa Fe Profit Sharing Contribution made for an “Allocation Group” (as set forth below) shall be allocated to the Company Contribution Account of each eligible Santa Fe Employee who is a member of that Allocation Group in the ratio that the Compensation of each eligible Santa Fe Employee who is a member of that Allocation Group bears to the total Compensation of all eligible Santa Fe Employees who are members of that Allocation Group. The Allocation Groups of eligible Santa Fe Employees to which Santa Fe Profit Sharing Contributions shall be allocated are as follows:

Group 1 Non-highly compensated salaried employees;
Group 2 Non-highly compensated officers;
Group 3 All other non-highly compensated employees; and
Group 4 All highly compensated employees.

3.04	Transfer Contributions.

(a)	With the approval of the Committee, in its sole and absolute discretion, there shall be permitted a merger of a Predecessor Plan into the Plan; provided,

however, that such Predecessor Plan shall meet the qualification requirements of Code Section 401(a) and such other requirements established by the Committee.

(b)	Amounts transferred to the Plan pursuant to Subsection (a) above (the “Transfer Contributions”) shall be subject to all terms and conditions of the Plan as in effect from time to time, except to the extent provided on a Schedule to the Plan which may contain additional terms and conditions governing the application of the Plan to the Transfer Contributions. The terms of any such Schedule are hereby incorporated and made part of the Plan and, in the event of any inconsistency between the terms of the Plan and the terms of the Schedule the latter shall control with respect to the Transfer Contributions covered by the Schedule; provided, however, that if such inconsistency results from changes made to the Plan to comply with applicable law, then the provisions of the Plan shall control.

(c)	To the extent applicable, any and all elections made under a Predecessor Plan and/or other documents, relating to the Transfer Contributions under such Predecessor Plan (including, without limitation, domestic relations orders and loans) shall remain in effect under this Plan until superceded by another election (or deemed election).

3.05	Change in Participant Contributions. Subject to the provisions of this Article, a Participant may elect to change the percentage of his authorized payroll deduction and/or elect to automatically increase the percentage of his authorized payroll deduction by giving notice to the Committee in such manner as the Committee may prescribe. Such changed percentage and/or automatic increase election shall become effective beginning with the first payroll period commencing after processing such notice or, if later, on a future date specified by the Participant and acceptable to the Company. If the Committee makes a mistake-of-fact with regard to any contribution, it shall, depending on the mistake-of-fact, either (i) cause said contribution to be returned to the Participant without restriction or (ii) accept additional contributions for the affected period.

3.06	Suspension of Participant Contributions.

(a)	A Participant may elect to suspend his Pre-Tax, Roth or After-Tax Contributions by notifying the Committee in advance in the manner prescribed by the Committee. The suspension shall become effective on the first day of the first payroll period commencing on or after processing such request.

(b)	A Participant who has suspended his Pre-Tax, Roth or After-Tax Contributions may elect to apply to the Committee to resume his contributions in the manner prescribed by the Committee. The resumption shall become effective as of the first payroll period commencing on or after processing his request.

(c)	No contributions may be made by a Participant for any period of unpaid leave of absence. A Participant who has ceased to make contributions under the Plan in accordance with this subsection (c) shall again be eligible to resume making contributions on the date he returns to active service as an Eligible Employee.

(d)	A Participant who has ceased to make contributions under the Plan because he has ceased to be an Eligible Employee but, nevertheless, continues to be an Employee shall again be eligible to resume making contributions as of any business day on which he is an Eligible Employee, if he enrolls as provided in Section 2.02(a). A former Participant who again becomes an Eligible Employee but does not make a deferral election as provided in Section 2.02(a) shall be deemed to have authorized payroll deductions for Pre-Tax Contributions as of his applicable Entry Date, as provided in Section 2.02(b).

3.07	Restrictions on Pre-Tax and Roth Contributions.

(a)	In no event may the sum of Pre-Tax and/or Roth Contributions (but excluding any Catch-Up Contributions) made by the Company on behalf of any Participant exceed the applicable dollar limit as provided in Code Section 402(g) in a calendar year. In the event the dollar limit for Pre-Tax Contributions and/or Roth Contributions is reached with respect to a Participant during a calendar year, no additional Pre-Tax Contributions or Roth Contributions, other than Catch-Up Contributions, shall be permitted to be made to the Plan on behalf of the Participant for the remainder of that calendar year.

(b)	The Committee shall have the right to establish rules with respect to the making of elections of Pre-Tax Contributions and Roth Contributions, including, without limitation, the right to require that any such election be made at such time prior to its becoming effective as the Committee shall determine and the right to restrict the Participant’s right to change such election. Such Pre-Tax Contributions and Roth Contributions are intended to be treated as contributions made by the Company under a qualified cash or deferred arrangement, as defined in Section 401(k) of the Code, to the extent not includible in gross income for the taxable year under Section 402(e)(3) of the Code or to the extent includible in gross income for the taxable year under Section 402A of the Code, but shall be treated as if they were contributions by a Participant for the purpose of the Plan except where the Plan expressly indicates otherwise.

(c)	Notwithstanding any other provision of the Plan, Allocable Excess Contributions, and income allocable thereto to the end of the calendar year for which such Allocable Excess Contributions were made, shall be distributed no later than April 15 to Participants who claim Allocable Excess Contributions for the preceding calendar year. “Allocable Excess Contributions” shall mean the amount of Pre-Tax Contributions or Roth Contributions (but excluding any Catch-Up Contributions) for a calendar year that the Participant allocates to this Plan that exceed the limits of Code Section 402(g).

(d)

The Participant’s claim shall be in writing, shall be submitted to the Committee no later than March 1, shall specify the Participant’s Allocable Excess Contributions for the preceding calendar year, and shall be accompanied by the

Participant’s written statement that if such amounts are not distributed, such Allocable Excess Contributions, when added to amounts deferred under other plans or arrangements described in Sections 401(k), 402(h), 408(k) or 403(b) of the Code, exceed the limit imposed on the Participant by Section 402(g) of the Code for the year in which the deferral occurred. A Participant is deemed to notify the Committee of any Allocable Excess Contributions that arise by taking into account only those amounts deferred pursuant to this Plan and any other Plans of a Participating Company.

(e)	In the event that a Participant’s Allocable Excess Contributions include both Pre-Tax Contributions and Roth Contributions, the Plan shall distribute Pre-Tax Contributions first.

(f)	The Allocable Excess Contributions distributed to a Participant with respect to a calendar year shall be adjusted for income allocable thereto to the end of the calendar year for which such Allocable Excess Contributions were made and, if there is a loss allocable to the Allocable Excess Contributions, shall in no event be less than the lesser of the Participant’s Accounts attributable to Pre-Tax Contributions or Roth Contributions under the Plan or the Participant’s Pre-Tax Contributions or Roth Contributions for the Plan Year.

3.08	Code Section 401(k) and 401(m) Nondiscrimination Tests. The Plan is subject to the following Nondiscrimination Tests.

(a)	Definitions. For purposes of this Section, the following additional definitions shall be used:

(i)	Actual Contribution Percentage or ACP means the ratio (expressed as a percentage calculated to two decimal points) of the sum of the After-Tax Contributions and Matching Contributions under the Plan on behalf of the Eligible Participant for the current Plan Year to the Eligible Participant’s “Section 414(s) compensation” (as determined under Code Section 414(s)) for the Plan Year. For this purpose, Section 414(s) compensation shall mean W-2 compensation as described in Treasury Regulation Sections 1.414(s)-1(d)(2) and 1.415(c)-2(d), and shall also include all amounts currently not included in the Employee’s gross income by reason of Code Sections 125, 402(e)(3) and 132(f). In the case of an Employee who begins, resumes or ceases to be eligible to make After-Tax Contributions or to have Matching Contributions made on his behalf during a Plan Year, the amount of Section 414(s) compensation included in the ACP test is the amount of Section 414(s) compensation received by the Employee during the entire Plan Year.

(ii)

Actual Deferral Percentage or ADP means the ratio (expressed as a percentage calculated to two decimal points) of Pre-Tax Contributions, Roth Contributions, Qualified Matching Contributions, and Qualified Nonelective Contributions on behalf of the Eligible Participant for the current Plan Year to the Eligible Participant’s Section 414(s)

compensation for the Plan Year. For this purpose, Section 414(s) compensation shall mean W-2 compensation as described in Treasury Regulation Sections 1.414(s)-1(d)(2) and 1.415(c)-2(d), and shall also include all amounts currently not included in the Employee’s gross income by reason of Code Sections 125, 402(e)(3) and 132(f). In the case of an Employee who begins, resumes or ceases to be eligible to elect to have Pre-Tax Contributions or Roth Contributions made on his behalf during a Plan Year, the amount of Section 414(s) compensation included in the ADP test is the amount of Section 414(s) compensation received by the Employee during the entire Plan Year.

(iii)	Average Actual Contribution Percentage or Average ACP means the average (expressed as a percentage calculated to two decimal points) of the Actual Contribution Percentages (“ACP”) of the Eligible Participants in a group.

(iv)	Average Actual Deferral Percentage or Average ADP means the average (expressed as a percentage calculated to two decimal points) of the Actual Deferral Percentages (ADPs) of the Eligible Participants in a group.

(v)	Eligible Participant means any Eligible Employee of the Company who is authorized under the terms of the Plan to have Pre-Tax and/or Roth Contributions, After-Tax Contributions, Nonelective Contributions, or Matching Contributions allocated to his Account for the Plan Year; regardless as to whether or not any such contributions are so allocated.

(vi)	Highly Compensated Employee means any employee who:

(A)	was a 5 percent owner, as defined in Code Section 416(i)(1), at any time during the current or the preceding Plan Year; or

(B)	For the preceding Plan Year:

(1) An employee who receives “Section 414(q) compensation” (as defined in Code Section 414(q)(4)) had compensation from the Company in excess of $80,000 (as adjusted for changes in the cost of living pursuant to Code Section 415(d), except that the base period shall be the calendar quarter ending September 30, 1996) during the preceding Plan Year, and

(2) was in the Top Paid Group of Employees for such preceding Plan Year.

A former employee shall be treated as a Highly Compensated Employee if such employee was a Highly Compensated Employee when such employee separated from service, or if such employee was a Highly Compensated Employee at any time after attaining age 55.

The determination of who is a Highly Compensated Employee, including the determinations of the number and identity of employees in the top-paid group, will be made in accordance with Section 414(q) of the Code and the regulations, temporary regulations and other guidance thereunder issued by the Secretary of the Treasury.

For purposes of this subsection, the term “compensation” means compensation within the meaning of Section 415(c)(3) of the Code, as amended.

(viii)	Nonhighly Compensated Employee means an employee of the Company who is not a Highly Compensated Employee.

(ix)	Nonelective Contributions means contributions made by the Company other than matching contributions, Pre-Tax Contributions or Roth Contributions and that the Participant cannot otherwise elect to receive in cash.

(x)	Qualified Matching Contributions means Matching Contributions that are 100% vested and nonforfeitable when made and that are subject to the same distribution limitations as Pre-Tax Contributions and Roth Contributions. Qualified Matching Contributions which are used to meet the requirements of the ADP test are not to be taken into account for purposes of the ACP test.

(xi)	Qualified Nonelective Contributions means those Nonelective Contributions that are 100% vested and nonforfeitable when made and that are subject to the same distribution limitations as Pre-Tax Contributions (but are not eligible for withdrawal pursuant to Section 8.04).

(b)	Average Actual Deferral Percentage Test (“ADP”).

(i)	Notwithstanding anything in this Plan to the contrary, contributions made under the Plan (and any other Plan that is aggregated with the Plan in accordance with Code Section 401(k)(3) and regulations thereunder) by or on behalf of a Participant shall be restricted so as to comply with one of the following ADP tests.

(A)	1.25 Test. The Average ADP for Eligible Participants who are Highly Compensated Employees for the Plan Year shall not exceed the Average ADP for Eligible Participants who are Nonhighly Compensated Employees for the Plan Year multiplied by 1.25; or,

(B)

2 Times/2% Test. The Average ADP for Eligible Participants who are Highly Compensated Employees for the Plan Year shall not exceed the Average ADP for Eligible Participants who are Nonhighly Compensated Employees for the Plan Year multiplied by 2, provided that the Average ADP for Eligible Participants who are Highly Compensated Employees does not exceed the Average ADP for Eligible Participants who are Nonhighly Compensated Employees by more than two (2) percentage points or such lesser amount as the Secretary of Treasury shall prescribe.

The Committee shall have the right to limit Pre-Tax Contributions and/or Roth Contributions of Highly Compensated Employees as, and to the extent that it, in its discretion, deems necessary to comply with one of the above tests.

(ii)	Determination of ADP Excess Contributions. The amount of excess contributions for a Highly Compensated Employee will be determined in the following manner: First, the ADP of the Highly Compensated Employee with the highest dollar amount of aggregate amounts used in determining the ADP is reduced to the extent necessary to satisfy the ADP test or cause such ratio to equal the ADP of the Highly Compensated Employee with the next highest ADP. Second, this process is repeated until the ADP test is satisfied. The amount of excess contributions for a Highly Compensated Employee is then equal to the excess of the total contributions taken into account for the ADP test minus the product of (1) the Employee’s ADP following the reduction as determined above and (2) the Employee’s Section 414(s) compensation. The amount of Matching Contributions attributable to any portion of an Employee’s excess contributions shall be distributed, if vested, or if not vested, forfeited and held in a suspense account and used to reduce the Employer’s future Company Contributions.

Income on a Participant’s ADP Excess Contributions shall be determined by multiplying the income allocated to his Pre-Tax Contribution and Roth Contribution Accounts for the Plan Year in which such ADP Excess Contribution was made by a fraction, the numerator of which is the ADP Excess Contributions for such Participant for the Plan Year, and the denominator of which is the total Pre-Tax Contribution and Roth Contribution Accounts balance for such Participant as of the first day of the Plan Year, plus the Pre-Tax Contributions and/or Roth Contributions made on behalf of the Participant during the Plan Year.

In the event that a Participant’s ADP Excess Contributions include both Pre-Tax Contributions and Roth Contributions, the Plan shall distribute Pre-Tax Contributions first.

(iii)	Special Rules.

(A)

The Committee may, to the extent permitted under Treasury Regulation Section 1.401(k)-2(b)(3), recharacterize as After-Tax Contributions for such Plan Year all or a portion of the Pre-Tax Contributions for Participants who are Highly Compensated

Employees to the extent necessary to comply with the applicable limit set forth in this Section 3.08(b), using the leveling method described in Section 3.08(b)(ii) above. Recharacterized amounts shall remain nonforfeitable and subject to the same distribution requirements as Pre-Tax Roth Contributions. Amounts may not be recharacterized with respect to a Highly Compensated Employee to the extent that such amount, in combination with other After-Tax Contributions made by such Employee, would exceed the limitations under the Plan with respect to After-Tax Contributions. Recharacterization shall occur no later than 2-1/2 months after the last day of the Plan Year in which such excess Pre-Tax Contributions arose.

Notwithstanding any distributions or recharacterizations; pursuant to the provisions of this Section 3.08(b), ADP Excess Contributions shall be treated as Annual Additions for purposes of Section 14.01.

(B)	The determination and treatment of the Pre-Tax Contributions, Roth Contributions, Qualified Nonelective Contributions, Qualified Matching Contributions and ADP of any Participant shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury, including the provisions of Treasury Regulation Section 1.401(k) which is incorporated herein by reference.

(c)	Average Actual Contribution Percentage Test (“ACP”).

(i)	Notwithstanding anything in this Plan to the contrary, contributions made under the Plan (and any other plan that is aggregated with the Plan in accordance with Code Section 401(m)(2) and regulations thereunder) by or on behalf of a Participant shall be restricted to comply with one of the following ACP tests:

(A)	1.25 Test. The Average ACP for Eligible Participants who are Highly Compensated Employees for the Plan Year shall not exceed the Average ACP for Eligible Participants who are Nonhighly Compensated Employees for the Plan year multiplied by 1.25; or

(B)	2 Times/2% Test. The Average ACP for Eligible Participants who are Highly Compensated Employees for the Plan Year shall not exceed the Average ACP for Eligible Participants who are Nonhighly Compensated Employees for the Plan Year multiplied by 2, provided that the Average ACP for Eligible Participants who are Highly Compensated Employees does not exceed the ACP for Eligible Participants who are Nonhighly Compensated Employees by more than two (2) percentage points or such lesser amount as the Secretary of the Treasury shall prescribe.

The Committee shall have the right to limit After-Tax Contributions and Matching Contributions to the extent that it, in its discretion, deems necessary to comply with one of the above tests.

(ii)	Determination of ACP Excess Aggregate Contributions. The amount of excess aggregate contributions for a Highly Compensated Employee will be determined in the following manner: First, the ACP of the Highly Compensated Employee with the highest dollar amount of aggregate amounts used in determining the ACP is reduced to the extent necessary to satisfy the ACP test or cause such ACP to equal the ACP of the Highly Compensated Employee with the next highest ACP. Second, this process is repeated until the ACP test is satisfied. The amount of excess aggregate contributions for a Highly Compensated Employee is then equal to the excess of the total of After-Tax, Company and other Contributions taken into account for the ACP test minus the product of (1) the Employee’s ACP following the reduction as determined above and the (2) Employee’s Section 414(s) compensation. The provisions of this paragraph (ii) shall be applied after first determining the amount of ADP Excess Contributions to be recharacterized under Sections 3.08(b)(iii)(A) and 3.08(d)(i). The amount of Matching Contributions attributable to any portion of an Employee’s excess aggregate contributions shall be distributed, if vested, or if not vested, forfeited and held in a suspense account and used to reduce the Employer’s future Matching Contributions.

Income on a Participant’s ACP Excess Aggregate Contributions shall be determined by multiplying the income allocated to his After-Tax Contributions and Matching Contributions Accounts for the Plan Year in which such ACP Excess Aggregate Contribution was made by a fraction, the numerator of which is the ACP Excess Aggregate Contributions for such Participant for the Plan Year, and the denominator of which is the total After-Tax Contributions and Matching Contributions Accounts balance for such Participant as of the first day of the Plan Year, plus the After-Tax Contributions and Matching Contributions made on behalf of the Participant during the Plan Year.

(iii)	Special Rules.

(A)	In determining whether the requirements of this Section 3.08(c) are satisfied, the Committee may in its discretion, in accordance with regulations, take into account a Participant’s Pre-Tax and/or Roth Contributions made to the Plan pursuant to Section 3.01; provided that such contributions are not taken into account in order to satisfy the requirements of Section 3.08(b).

Notwithstanding any distributions pursuant to the provisions of this Section 3.08(c), excess After-Tax Contributions and Matching

Contributions shall be treated as Annual Additions for purposes of Section 14.01.

(B)	The determination and treatment of the ACP of any Participant shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury including the provisions of Treasury Regulation Section 1.401(m) and any successor thereto, which is incorporated herein by reference.

(d)	Corrections of Excess Contributions.

(i)	If the Committee shall determine that the Pre-Tax Contributions or Roth Contributions on behalf of any Participant or group of Participants might result in discrimination in favor of Employees who are Highly Compensated Employees or might cause the Plan to violate the requirements for cash or deferred arrangement under Code Section 401(k), the Committee shall have the right to cause such adjustments to be made in the past, current or future Pre-Tax Contributions or Roth Contributions on behalf of such Participants and in the manner provided in Treas. Reg. 1.401(k)-2(b) and as will, in the Committee’s opinion, avoid such discrimination and satisfy the requirements of Code Section 401(k) and regulations promulgated thereunder, including, without limitation, the right to recharacterize any Pre-Tax Contributions or Roth Contributions on behalf of a Participant as current Compensation of the Participant to either be distributed (along with income allocable thereto, as determined pursuant to Section 3.08(b)(ii)) to the Participant or contributed as a After-Tax Contribution and subject to such terms and conditions as will cause the Plan to meet the requirements for a qualified cash or deferred arrangement under Code Section 401(k) and regulations promulgated thereunder. The decision of the Committee in this regard shall be final and shall not be subject to question by the Trustee, the Company or by any Participant or group of Participants.

(ii)

If the Committee shall determine that the After-Tax Contributions of any Participant or group of Participants might result in discrimination in favor of Employees who are Highly Compensated Employees, or might cause the Plan to violate the requirements of Code Section 401(m), the Committee shall have the right to cause such adjustments to be made in past, current or future After-Tax Contributions of such Participants and in the manner provided in Treas. Reg. 1.401(m)-2(b) as will, in the Committee’s opinion, avoid such discrimination and satisfy the requirements of Code Section 401(m) and regulations promulgated thereunder, including, without limitation, the right to distribute such contributions (along with income allocable thereto, as determined pursuant to Section 3.08(c)(ii)) to the Participant and subject to such terms and conditions as will cause the Plan to meet the requirements of Code Section 401(m) and regulations promulgated thereunder. The decision of the Committee in this regard shall be final and shall not be subject to question by the Trustee, the Company or by any Participant or group of Participants.

3.09	Rollover Contributions. This Plan will accept as a Rollover Contribution any contribution that meets the following criteria:

(a)	the contribution is made by, or on behalf of, an Eligible Employee or a Participant;

(b)	the contributed amounts were distributed from an Eligible Retirement Plan as an Eligible Rollover Distribution;

(c)	the contribution is made either (a) as a direct rollover from the Eligible Retirement Plan to this Plan, or (b) by the Eligible Employee or Participant, within 60 days after the date such distribution is received by the Eligible Employee or Participant;

(d)	if applicable, the spousal consent requirements of Code Section 417(a)(2) were complied with; and

(e)	such Rollover Contribution meets any other conditions as determined necessary by the Trustee or Committee to comply with Code Section 408(d)(3).

Rollover Contributions shall be held in the Eligible Employee’s or Participant’s Rollover Contribution Account; provided that to the extent the contributed amounts consist of the portion of a distribution not includible in the gross income of the Eligible Employee or the Participant, the Plan shall separately account for the portion of the distribution that is includible in gross income and the portion of the distribution that is not so includible; further provided, however, that any amount received as a Rollover Contribution from a designated Roth account, as defined in Section 402A of the Code (and only to the extent the rollover is permitted under the rules of Section 402(c) of the Code) will be allocated to a separate subaccount within the Participant’s Rollover Contribution Account. The Eligible Employee or Participant is at all times fully vested with respect to his Rollover Contribution Account.

3.10	Crediting of Contributions. Pre-Tax Contributions, Roth Contributions, After-Tax Contributions and loan repayments are credited to the Participant’s Account as of the earliest date on which such contributions can reasonably be segregated from the Company’s general assets.

ARTICLE 4

TRUST FUND AND INVESTMENT FUNDS

4.01	The Trust Agreement. The Company shall enter into a trust agreement which shall contain such provisions as shall render it impossible for any part of the corpus of the Trust or income therefrom to be at any time used for, or diverted to, purposes other than for the exclusive benefit of participants. Any or all rights or benefits accruing to any person under the Plan with respect to any Company Contributions deposited under the trust agreement shall be subject to all the terms and provisions of the Trust which shall specifically incorporate and be subject to the provisions of the Plan.

4.02	The Trustee. The Trustee shall be a corporate trustee appointed by the Committee to serve at its pleasure.

4.03	Investment Funds.

(a)	General. The Trustee shall maintain separate Investment Funds within the Trust Fund in accordance with the terms of the Plan. The RAI Pension Investment Committee shall have full authority and responsibility to designate such Investment Funds, provided, however, that the RAI Pension Investment Committee shall have no authority, responsibility or control with respect to the designation or retention of the RAI Common Stock Fund as an investment option under the Plan or the management or disposition of the RAI Common Stock Fund, which shall be subject at all times to the sole authority, responsibility and control of the Independent Fiduciary in accordance with Section 10.08 of the Plan. The RAI Pension Investment Committee reserves the right to eliminate, add or modify any funds from time to time (other than the RAI Common Stock Fund), including changes to comply with regulations and interpretations that may be issued from time to time by the Department of Labor.

(b)	Brokerage Account. In addition to the Investment Funds, the Plan may provide a Brokerage Account Investment Fund alternative within the Plan through which a Participant may establish an individual brokerage account with a financial services provider selected by the RAI Pension Investment Committee. The RAI Pension Investment Committee shall establish rules and procedures relating to such Brokerage Account Investment Fund, which rules and procedures may be changed from time to time by the RAI Pension Investment Committee.

(c)

Limitations/Rules. Notwithstanding any provision of the Plan to the contrary, (1) the RAI Pension Investment Committee may establish rules and procedures relating to the investments in one or more of the Investment Funds (other than the RAI Common Stock Fund), which rules and procedures may be changed from time to time by the RAI Pension Investment Committee and (2) the Investment Funds shall be subject to, and governed by, all applicable legal rules and restrictions and the rules specified by the investment fund providers in the fund prospectus(es) or other governing documents thereof (to the extent such rules and procedures are imposed and enforced by the investment fund provider against the Plan or a particular Participant). Such rules, procedures and restrictions may limit the ability of a Participant to make transfers into or out of a particular Investment Fund and/or may result in additional transaction fees or other costs relating to such transfers.

(d)	RAI Common Stock Fund. RAI, acting as plan sponsor, has established the RAI Common Stock Fund for the purpose of supporting employee ownership of Company Stock. The RAI Common Stock Fund shall be a permanent feature of the Plan and shall be invested exclusively in Company Stock (except for cash or cash equivalent investments required to facilitate Participant transactions into and out of the RAI Common Stock Fund), without regard to the diversification of assets, the risk profile of investments in Company Stock, the amount of income provided by Company Stock, fluctuations in the fair market value of Company Stock, or the investment return of the RAI Common Stock Fund in comparison to any other performance measure that might be appropriate to investment options other than the RAI Common Stock Fund, in view of the purpose of the RAI Common Stock Fund of supporting employee ownership. Only the Compensation Committee of the Board of Directors, acting as plan sponsor, shall have authority to change the design of the Plan with respect to the RAI Common Stock Fund or alter the purpose of the RAI Common Stock Fund. The RAI Pension Investment Committee shall have no authority to direct the Trustee with respect to the management or disposition of the RAI Common Stock Fund, which shall be subject at all times to the sole authority, responsibility and control of the Independent Fiduciary in accordance with the terms of Section 10.08. Company Stock may be acquired by the Trustee through purchases on the open market, private purchases, purchases from the Company (including purchases from the Company of treasury shares or authorized but unissued shares), contributions in kind by the Company, or otherwise.

4.04	Temporary Investment. Pending permanent investment of the assets of any Investment Fund, the Trustee may temporarily hold cash or make short-term investments in obligations of the United States Government, commercial paper, an interim investment fund for tax qualified employee benefit plans established by the Trustee unless otherwise provided by applicable law, or other investments of a short-term nature.

4.05	Investment of Contributions.

(a)	Election. All Pre-Tax Contributions, Roth Contributions, After-Tax Contributions, Rollover Contributions, Roth Conversion Amounts and Company Contributions will be invested at the election of the Participant in multiples of 1% in any one or combination of the Investment Funds under the Plan. A Participant may make or change an election on any day by giving notice to the Committee in the prescribed manner. Any such election or change of election shall be effective as of the first payroll period after it is processed.

(b)

Reallocation of Investments. A Participant, or the Beneficiary of a Participant following the Participant’s death, may elect on any day to reallocate the investment of his Accounts to any one or combination of the Investment Funds in multiples of 1% by giving notice to the Committee in such manner as the

Committee may prescribe. The amounts reallocated will be based upon values as of the Valuation Date applicable to the processing of the request.

(c)	Limitations/Rules. The provisions of this Section are subject to the rules, procedures and restrictions described in Section 4.04(c) of the Plan. In furtherance of, but without limiting the foregoing, the Trustee, the recordkeeper, the RAI Pension Investment Committee, the Committee or an Investment Fund provider (or their delegate, as applicable) may decline to implement any investment election or instruction where it deems appropriate.

4.06	Voting by Participants.

(a)	Voting of Stock Generally. Each Participant shall have the right and shall be afforded the opportunity to instruct the Trustee how to vote that proportionate number of the total number of shares of stock held in the RAI Common Stock Fund which is the same proportion that the value of his interest bears to the total value of such Fund. Instructions by Participants to the Trustee shall be in such form and pursuant to such regulations as the Committee may prescribe. Any such instructions shall remain in the strict confidence of the Trustee. Any shares for which no such instructions are received by the Trustee shall be voted by the Trustee in the same proportion as the shares for which instructions are received.

(b)	Tender or Exchange Offers. In the event of a tender or exchange offer for any or all shares of Stock, the Committee shall notify each Participant or Beneficiary and utilize its best efforts to timely distribute or cause to be distributed to him such information as will be distributed to other shareholders of such Stock in connection with any such tender or exchange offer. Each Participant or his Beneficiary shall have the right to instruct the Trustee in writing to tender or exchange shares of Stock credited to his Account under the Trust Fund. Unless the Trustee determines that ERISA requires it to act otherwise, the Trustee shall not tender or exchange any shares of Stock credited to a Participant’s Account under the Trust Fund unless specific instructions to tender or exchange such shares have been received. For purposes of this Section 4.06(b), “Stock” shall mean the stock held in the RAI Common Stock Fund.

4.07	Investment Managers. The RAI Pension Investment Committee may enter into a written agreement with or direct the Trustee to enter into an agreement with one or more investment managers (other than the Independent Fiduciary) to manage the investments of one or more of the Investment Funds (other than the RAI Common Stock Fund). The RAI Pension Investment Committee may remove any such investment manager or any successor investment manager, or direct the Trustee to do so, and any such investment manager may resign. The RAI Pension Investment Committee may, upon removal or resignation of an investment manager, provide for the appointment of a successor investment manager.

4.08

Participant Responsibility For Selection of Funds. Each Participant is solely responsible for the selection of his Investment Funds from among those available for investment under the Plan. Neither the Trustee, the Committee, any Administration

Committee, the RAI Pension Investment Committee, the Independent Fiduciary, the Company nor any of the directors, officers or employees of the Company or any Participating Company are empowered to advise a Participant as to the manner in which his Accounts should be invested. The fact that a security is available to Participants for investment under the Plan shall not be construed as a recommendation for the purchase of that security, nor shall the selection by a Participant of any Investment Fund impose any liability on the Company, any Participating Company, their directors, officers or employees, the Trustee, the Committee, any Administration Committee, or the RAI Pension Investment Committee or the Independent Fiduciary.

4.09	Changes in Investment Funds or Elections, Conversions. Notwithstanding any provision of the Plan to the contrary:

(a)	The Committee, in its sole and absolute discretion, may temporarily suspend, in whole or in part, certain Plan transactions, including, without limitation, the right to change or suspend contributions, and/or the right to receive a distribution, loan or withdrawal from an Account in the event of any conversion, change in recordkeeper and/or Plan merger or spinoff.

(b)	The RAI Pension Investment Committee, in its sole and absolute discretion, may suspend, in whole or in part, temporarily or permanently, Plan transactions dealing with investments, including without limitation, the right of a Participant to change investment elections or reallocate Account balances in the event of any conversion, change in recordkeeper, change in Investment Funds and/or Plan merger or spinoff; provided, however, that the RAI Pension Investment Committee shall have no authority to suspend any transaction with respect to the RAI Common Stock Fund, other than a temporary suspension related to a conversion, change in recordkeeper, or similar administrative or ministerial purpose.

(c)	The Committee, the RAI Pension Investment Committee, the Trustee, recordkeeper or an Investment Fund provider (or their delegate, as applicable) may decline to implement any investment election or instruction where it deems appropriate in order to comply with the rules, procedures and restrictions described in Section 4.03(c) of the Plan.

(d)	In the event of a change in Investment Funds and/or a Plan merger or spinoff, the RAI Pension Investment Committee, in its sole and absolute discretion, may decide to map investments from a Participant’s prior investment fund elections to the then available Investment Funds under the Plan; provided, however, that no prior investment fund elections shall be mapped to the RAI Common Stock Fund. In the event that investments are mapped in this manner, the Participant shall be permitted to reallocate funds among the Investment Funds (in accordance with the terms of the Plan and any relevant rules and procedures adopted for this purpose) after the suspension period described in Paragraph (a) of this Section (if any) is lifted.

ARTICLE 5

ACCOUNT STATEMENTS AND VALUATION

5.01	Valuation of Accounts. As of each Valuation Date, the Accounts of each Participant shall be adjusted to reflect any appreciation or depreciation in the fair market value and any income earned by each Investment Fund in which the Participant’s Accounts have been invested since the prior Valuation Date. Such fair market value shall be the aggregate fair market value of all securities or other property held for each Investment Fund, plus cash and accrued earnings, less accrued expenses and proper charges against each Investment Fund.

When determining the value of Participant Accounts, any deposits due which have not been deposited in the Trust Fund on behalf of the Participant shall be added to his Accounts. Similarly, adjustments of Accounts for appreciation or depreciation of an Investment Fund shall be deemed to have been made as of the Valuation Date to which the adjustment relates, even though they are actually made at a later date.

5.02	Valuation Upon Transfer, Withdrawal or Distribution. The valuation of Accounts for purposes of an in-service withdrawal, a transfer of Accounts to another Investment Fund, or a cash distribution shall be as described in Section 5.01.

5.03	Statement of Accounts. Each Participant shall be furnished at least annually a statement setting forth the value of his Accounts.

5.04	Role of Trustee. The Trust Fund shall be valued by the Trustee at fair market value as of the close of business on each Valuation Date, in accordance with the terms of the trust agreement.

ARTICLE 6

VESTING AND FORFEITURES

6.01	Vesting of Participant’s Contributions. Each Participant’s Pre-Tax Contribution Account, After-Tax Contribution Account, Roth Contribution Account and Rollover Contribution Account shall at all times be fully vested.

6.02	Vesting of Company Contributions. Subject to Section 6.06, a Participant shall become fully vested in his Company Contribution Account upon the earlier of (i) 24 months of Service, or (ii) the occurrence of any one of the following:

(a)	attainment of age 65 while an Employee,
(b)	termination of employment due to disability, as determined by qualification for benefits under the Company’s long term disability plan,
(c)	death while an Employee or, effective January 1, 2007, while performing “qualified military service” as defined in Section 2.04,
(d)	termination of employment as a result of Job Elimination,
(e)	termination of the Plan, or
(f)	complete discontinuance of Company Contributions.

6.03	Forfeiture on Termination of Employment. If a Participant’s employment is terminated prior to attainment of age 65 for reasons other than disability (as described in Section 6.02), death, or Job Elimination, the portion, if any, of his Company Contribution Account in which he is not vested shall be forfeited upon the earlier of (i) the accrual of five consecutive Breaks in Service, or (ii) the receipt of a cash-out and, under circumstances where all Participant Contributions were distributed prior to Termination of Employment or there are no Participant Contributions, a cash-out will be deemed to have been made on the date the Termination of Employment occurred. All forfeitures pursuant to (ii) above are subject to the provisions of Section 6.05.

6.04	Disposition of Forfeitures. All forfeitures shall be used to reduce Company Contributions otherwise payable to the Plan.

6.05	Restoration of Forfeitures. Any amount forfeited pursuant to the provisions of clause (ii) of Section 6.03 shall be restored to the Account of a Participant if the Participant is re-employed before he incurs five consecutive Breaks in Service. The restoration will occur without the requirement that the Participant repay to the Plan any amounts previously distributed to him.

6.06	Special Vesting. Notwithstanding anything in this Article 6 to the contrary:

(a)	Each Participant who is a Lane Employee or ASC Employee, and whose first date of employment is prior to January 31, 2010, shall be fully vested in his Company Contribution Account at all times.

(b)	A Participant who is a Santa Fe Employee shall become fully vested in his Company Contribution Account upon the earlier of (i) the occurrence of one of the events set forth in Subsection (a) through (f) of Section 6.02 or (ii) in accordance with the following vesting schedule:

Years of Service	Vested Percentage

Less than 1	0%
1	10%
2	30%
3	60%
4 or more	100%

(c)	Each Participant who (i) was transferred to a Participating Company in connection with the Business Combination and was employed within the B&W Division of such Participating Company for a limited period of time following the Closing Date and (ii) received a Profit-Sharing Contribution for Plan Years prior to January 1, 2007, shall at all times be fully vested in such Profit Sharing Contribution.

(d)	Each Participant terminated on or after April 30, 2005, as a direct result of the transaction contemplated by the Asset Purchase Agreement dated as of May 2, 2005 by and among R. J. Reynolds Tobacco Company, RJR Packaging, LLC and Oracle Flexible Packaging, Inc., shall become fully vested in his Company Contribution Account as of his Termination of Employment.

(e)	Each Participant terminated on or after June 30, 2005, as a direct result of the transaction contemplated by the Amended and Restated Memorandum of Understanding and Agreement dated June 30, 2005 by and between R.J. Reynolds Tobacco Company and Allegacy Federal Credit Union, shall become fully vested in his Company Contribution Account as of his Termination of Employment.

ARTICLE 7

DISTRIBUTIONS

7.01	General.

(a)	Upon a Participant’s Termination of Employment, the vested portion of the Participant’s Accounts will be distributed to the Participant (or his Beneficiary in the case of death) in accordance with this Article 7. A Participant or Beneficiary who is eligible to receive a distribution under this Article 7 shall file an application with the Committee (or its delegate), furnishing such information as may reasonably be required, including satisfactory proof of age and any authority in writing (or otherwise) that may be requested authorizing the Committee to obtain pertinent information, certificates, transcripts and/or other records from any public office.

(b)	The Committee (or its delegate) shall provide the Participant or Beneficiary with the application form (which shall contain a general description of the optional forms of benefit available under the Plan) and such other information required to be provided under Section 402(f) of the Code no less than 30 days and no more than 90 days before a distribution is to be made. Notwithstanding the foregoing, such distribution or withdrawal may commence less than 30 days after such form and information are provided to the Participant or Beneficiary, provided that: (i) the form clearly states that the recipient has the right to a period of at least 30 days after receiving the information to consider whether or not to elect a distribution, and (ii) the recipient, after receiving the information, affirmatively elects the distribution.

(c)	Except as provided in the next sentence, all distributions from the Plan shall be paid in cash. A Participant or his Beneficiary may elect that the distribution from the RAI Common Stock Fund be in the form of cash or shares of stock held under such Fund except that any fractional portion of a share shall be paid in cash. If a Participant does not make an election in connection with the distribution, the distribution from the RAI Common Stock Fund shall be paid in cash.

(d)	The Committee has prescribed forms/procedures providing notice to it in order for a distribution to be made under the Plan. In the event a Participant or Beneficiary does not comply with such procedures before the date a distribution must commence under Section 7.07 of the Plan, distribution from such Participant or Beneficiary’s Accounts may, at the option of the Committee (taking into account Section 12.12), be mailed to the Address of Record as provided in Section 12.09.

(e)	(i)	The provisions of Article 4 shall continue to apply to the Accounts of inactive Participants, including Participants who have elected a partial distribution as provided in Section 7.04(a)(iii) or the installment option as provided in Section 7.04(a)(ii).

(ii)	A Participant is not entitled to any interest, dividends or any other form of investment proceeds on his Accounts for the period between the Valuation Date on which his Account is valued for payment and the date payment is made.

7.02	Distribution on Termination of Employment. A Participant who has a Termination of Employment for any reason other than death shall be entitled to receive the value of his vested Accounts in the Trust Fund. Distribution shall be made as soon as administratively feasible following the Trustee’s receipt of the Participant’s application for distribution. If the Committee has not received an application for distribution by the time specified in Section 7.07, a distribution shall automatically be made at such time.

7.03	Distribution on Death.

(a)	If a Participant dies (i) while employed by an Affiliated Company, or (ii) after Termination of Employment but before lump sum or installment payment of his Accounts commence, the value of his vested Accounts in the Trust Fund shall be paid or commence to be paid to the Participant’s Beneficiary under one of the methods described in Section 7.04, as elected by the Beneficiary. If the Committee has not received an application for distribution by the time specified in Section 7.07 by which post-death distribution must commence, the distribution shall automatically be made at such time.

(b)	If a Participant dies after the commencement of installment payment of his Accounts to him but before his Accounts have been completely distributed, the undistributed portion of his Accounts shall continue to be paid to his Beneficiary on the same schedule as originally elected by the Participant; provided, however, that the Beneficiary may elect, on an application acceptable to and filed with the Committee, to receive such undistributed portion of the Accounts in the form of a lump sum payment.

(c)	Notwithstanding the preceding Subsections of this Section 7.03, if a Beneficiary of a deceased Participant dies before the payment of all of the Participant’s Accounts to him, such remaining portion of the Accounts shall be paid to the Beneficiary’s estate in the form of a lump sum payment as soon as practicable.

(d)	The Committee may require and rely upon such proof of death and such evidence of the right of any Beneficiary to receive the undistributed value of the Accounts of a deceased Participant as the Committee may deem proper, and its determination of death and of the right of such Beneficiary or other person to receive payments shall be conclusive.

7.04	Form of Payment.

(a)	Optional Forms of Payment. Benefits shall be paid to a Participant or Beneficiary under one of the following options, as elected by the Participant or Beneficiary in the application filed pursuant to Section 7.01(a):

(i)	such amount shall be paid in a lump sum;

(ii)	such amount shall be paid in installments, as provided in Sections 7.04(b) and (c); or

(iii)	such amount shall be paid as partial distributions, as provided in Section 7.04(d).

In no event shall any payment to a Participant or Beneficiary be made in the form of an annuity. If the Participant or Beneficiary has not filed the application for distribution by the time distributions are required to commence under Section 7.07, then distribution shall be made in the form of a lump sum at the time specified in Section 7.07.

(b)	Installment Option. A Participant may elect to receive the cash portion of his distribution by payment in monthly installments over a period not to exceed the Participant’s life expectancy as follows: the amount of each installment to be paid to a Participant shall be based on the value of his Accounts as of the last Valuation Date of the month coinciding with or next following the date of receipt of the Participant’s election and monthly thereafter, and shall be determined by multiplying each such value by a fraction, the numerator of which shall be one and the denominator of which shall be the number of unpaid installments. Life expectancy shall be computed by the use of the return multiple contained in Treasury Regulation Section 1.72-9. Installment distributions shall also be available to the Beneficiary of a Participant who, at the time of his death, has not begun to receive installment distributions under the Plan. Such installment distributions to the Beneficiary shall be calculated in the same manner but the maximum period shall be based on the Beneficiary’s life expectancy. In the event the Committee determines that any installment payment(s) represents an amount less than the minimum required payment pursuant to Code Section 401(a)(9), it shall correct the payment(s). Notwithstanding the foregoing, (i) any Participant who has commenced receiving payment of his Account under the FFG Plan in installments as of November 1, 2005 shall continue to receive such installment payments on a monthly, quarterly or annual basis as previously elected under the terms of the FFG Plan and (ii) any Participant who has commenced receiving payment of his Account under the Conwood Plan in installments as of January 31, 2010 shall continue to receive such installment payments on an annual basis as previously elected under the terms of the Conwood Plan.

(c)	Lump Sum Commutation. A Participant or Beneficiary who is receiving the installment form of payment may elect, as of any future Valuation Date, to receive the remaining value of the Participant’s Accounts in a single lump sum payment. The lump sum payment shall be made as of the next practicable monthly payment date.

(d)

Partial Distribution. A Participant or Beneficiary who has not elected the installment payment option may elect to receive one or more partial distributions of the value of his vested Accounts; provided, that (i) the minimum amount of any partial distribution shall be $100 or, if less, the entire vested Account balance of the Accounts, and (ii) no more than one partial distribution may be made by a Participant or Beneficiary during any three-month period. Such three-month limitation shall be waived for a Participant if the partial distribution qualifies as a hardship withdrawal pursuant to Section 8.04. Partial distributions will be taken pro-rata from the Accounts investment funds. Shares of Company stock are not available for partial distributions. A Participant may specifically designate whether a partial distribution to be made from Pre-Tax Contributions or Roth Contributions. In the event the Committee determines that any partial payment(s) represents an amount less than the minimum required payment pursuant to Code Section 401(a)(9), it shall correct the payment(s).

(e)	Reemployment of Terminated Participant. If a Participant who has a Termination of Employment should again become an Employee before completion of the distribution of his Accounts, such distribution shall cease until the Participant again has a Termination of Employment.

(f)	Small Lump Sum Cash-Outs. The foregoing notwithstanding, if the value of the Participant’s vested Account does not exceed $1,000, a distribution shall be made to the Participant as soon as administratively feasible after a written application for distribution has been received by the Committee, valued as soon as administratively feasible after receipt of such application; provided; however, that if the Committee does not receive a written application for distribution within 90 days after the Participant’s Termination of Employment, the Account shall be valued and distribution shall be made as soon as administratively feasible after the expiration of such 90-day period. For purposes of determining whether the value of a Participant’s vested Account does not exceed $1,000, the value of such Participant’s Rollover Contribution Account shall be taken into account.

(g)	Direct Rollover / Roth Conversion.

(i)	Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Article, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution (A) paid directly to an Eligible Retirement Plan specified by the distributee in a direct rollover or (B) directly converted to a Roth Contribution Amount. For purposes of this Section 7.04(g), a distributee includes an Employee or former Employee, or the Employee’s or former Employee’s Surviving Spouse; in addition, the employee’s or former employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse. Effective for Plan Years beginning on or after January 1, 2010, solely for purposes of Section 7.04(g)(i)(A), a distributee shall also include the Beneficiary of an Employee or former Employee, provided such Beneficiary is a designated beneficiary within the meaning of Section 401(a)(9)(E) of the Code.

(ii)	Notwithstanding the foregoing, an Eligible Rollover Distribution from a Roth Contribution Account will only be made to another designated Roth account (as defined in Section 402A of the Code) under an applicable retirement plan described in Section 402A(e)(1) of the Code or to a Roth IRA described in Section 408A of the Code, and only to the extent the rollover is permitted under the rules of Section 402(c) of the Code.

7.05	Distributions Pursuant to a QDRO. If a qualified domestic relations order (as described in Section 12.05) so provides, the portion of a Participant’s vested interest payable to the alternate payee(s) may be distributed to the alternate payee(s) at the time specified in such order, regardless of whether the Participant is entitled to a distribution from the Plan at such time. The portion of the vested interest so payable shall be valued as of the Valuation Date specified in such order. In no event shall the recognition of an alternate payee’s rights in accordance with this Section 7.05 be deemed to include the right to make a withdrawal pursuant to the provisions of Article 8 or to receive any benefits in the form of a partial distribution pursuant to Section 7.04(a)(iii).

7.06

Latest Time of Distribution. Distributions under the Plan shall occur or begin as provided in the preceding Sections of this Article, but in no event later than 60 days after the close of the Plan Year in which the latest of the following events occur: (a) the date on which the Participant attains age 65, (b) the 10th anniversary of the year in which the Participant commenced participation in the Plan, or (c) the Participant’s Termination of Employment, provided that, except as provided in Section 7.07 or Section 7.04(f), no distribution shall be required to occur or begin until the Participant files his application pursuant to Section 7.01.

7.07	Code Section 401(a)(9) Requirements.

(a)	Definitions. For the purposes of this Section, the following terms, when used with initial capital letters, shall have the following respective meanings:

(i)	Designated Beneficiary: The person who is designated as the Beneficiary as defined in Section 1.09 of the Plan and is the designated beneficiary under Section 401(a)(9) of the Code and Treasury Regulation Section 1.401(a)(9)-4, Q&A-1.

(ii)

Distribution Calendar Year: A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under Section 7.07(c)(ii) of the Plan. The required minimum distribution for the Participant’s first Distribution Calendar Year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the

Participant’s Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.

(iii)	Life Expectancy: Life expectancy as computed by use of the Single Life Table in Treasury Regulation Section 1.401(a)(9)-9.

(iv)	Participant’s Account Balance: The Account balance as of the last Valuation Date in the calendar year immediately preceding the distribution calendar year (the “Valuation Calendar Year”) increased by the amount of any contributions made and allocated or forfeitures allocated to the Account balance as of dates in the valuation calendar year after the Valuation Date and decreased by distributions made in the Valuation Calendar Year after the Valuation Date. The Account balance for the Valuation Calendar Year includes any amounts rolled over or transferred to the Plan either in the Valuation Calendar Year or in the Distribution Calendar Year if distributed or transferred in the Valuation Calendar Year.

(v)	Required Beginning Date: The applicable date specified in Subsection (c) below.

(b)	General Rules. Notwithstanding any provision of the Plan to the contrary, all distributions required under this Section will be determined and made in accordance with the Treasury Regulations under Section 401(a)(9) of the Code, provided that the only permissible distribution options are those specified in Article 7 and minimum monthly distributions calculated in accordance with the following rules.

(c)	Time of Distribution.

(i)	The Participant’s entire vested interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date. Except as described in (ii) below, the Required Beginning Date of a Participant who is a 5% owner (as defined in Section 416 of the Code) shall be the April 1 of the calendar year following the calendar year he attains age 70 1/2 and the Required Beginning Date of any other Participant shall be the April 1 of the calendar year following the later of (i) the calendar year he terminates employment or (ii) the calendar year he attains age 70 1/2.

(ii)	If the Participant dies before distributions begin, the Participant’s entire vested interest will be distributed, or begin to be distributed, no later than as follows:

(A)

If the Participant’s Surviving Spouse is the Participant’s sole Designated Beneficiary, then, unless the election described in (iv) below is made, distributions to the Surviving Spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later.

(B)	If the Participant’s Surviving Spouse is not the Participant’s sole Designated Beneficiary, then, unless the election described in (iv) below is made, distributions to the Designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(C)	If there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire vested interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(D)	If the Participant’s Surviving Spouse is the Participant’s sole Designated Beneficiary and the Surviving Spouse dies after the Participant but before distributions to the Surviving Spouse begin, this Subsection (ii), other than Subsection (ii)(A), will apply as if the Surviving Spouse were the Participant.

(iii)	For purposes of this Section, unless Subsection (ii)(D) applies, distributions are considered to begin on the Participant’s Required Beginning Date. If Subsection (ii)(D) applies, distributions are considered to begin on the date distributions are required to begin to the Surviving Spouse under Subsection (ii)(A).

(iv)	Notwithstanding the foregoing, if a Participant dies before distributions begin and there is a Designated Beneficiary, distribution to the Designated Beneficiary is not required to begin by the Required Beginning Date specified above if the Participant or the Beneficiary elects, on an individual basis, that the Participant’s entire vested interest will be distributed to the Designated Beneficiary by December 31 of the calendar year containing the fifth anniversary of the Participant’s death; provided, however, that if the Participant’s Surviving Spouse is the Participant’s sole Designated Beneficiary and the Surviving Spouse dies after the Participant but before distributions to either the Participant of the Surviving Spouse begin, this election will apply as if the Surviving Spouse were the Participant. The election provided in this Subsection (c)(iv) must be made no later than the earlier of September 30 of the calendar year in which distribution would be required to begin, or by September 30 of the calendar year which contains the fifth anniversary of the Participant’s (or, if applicable, Surviving Spouse’s) death.

(d)	Required Minimum Distributions During Participant’s Lifetime.

(i)	During the Participant’s lifetime, the minimum amount that will be distributed for each Distribution Calendar Year is the lesser of:

(A)	the quotient obtained by dividing the Participant’s Account balance by the distribution period in the Uniform Lifetime Table set forth in Treasury Regulation Section 1.401(a)(9)-9, using the Participant’s age as of the Participant’s birthday in the Distribution Calendar Year; or

(B)	if the Participant’s sole Designated Beneficiary for the Distribution Calendar Year is the Participant’s spouse, the quotient obtained by dividing the Participant’s Account balance by the number in the Joint and Last Survivor Table set forth in Treasury Regulation Section 1.401(a)(9)-9, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the Distribution Calendar Year.

(ii)	Required minimum distributions will be determined under this Subsection (d) beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Participant’s date of death.

(e)	Required Minimum Distributions After Participant’s Death.

(i)	Death on or after date distributions begin:

(A)	If the Participant dies on or after the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account balance by the longer of the remaining Life Expectancy of the Participant or the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as follows:

1)	The Participant’s remaining Life Expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

2)	If the Participant’s Surviving Spouse is the Participant’s sole Designated Beneficiary, the remaining Life Expectancy of the Surviving Spouse is calculated for each Distribution Calendar Year after the year of the Participant’s death using the Surviving Spouse’s age as of the spouse’s birthday in that year. For Distribution Calendar Years after the year of the Surviving Spouse’s death, the remaining Life Expectancy of the Surviving Spouse is calculated using the age of the Surviving Spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

3)	If the Participant’s Surviving Spouse is not the Participant’s sole Designated Beneficiary, the Designated Beneficiary’s remaining Life Expectancy is calculated using the age of the

Beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(B)	If the Participant dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account balance by the Participant’s remaining Life Expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(ii)	Death before date distributions begin:

(A)	If the Participant dies before the date distributions begin and there is a Designated Beneficiary, then, unless the election described in Subsection (c)(iv) above is made, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account balance by the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as provided in Subsection (d)(i) above.

(B)	If the Participant dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire vested interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(C)	If the Participant dies before the date distributions begin, the Participant’s Surviving Spouse is the Participant’s sole Designated Beneficiary, and the Surviving Spouse dies before distributions are required to begin to the Surviving Spouse under Subsection (c)(ii)(A), this Section will apply as if the Surviving Spouse were the Participant.

(f)

Waiver for 2009 Plan Year. Notwithstanding the preceding provisions of this Section 7.07, a Participant who is an RAI Employee, ASC Employee (or their Beneficiaries) who would have been required to receive required minimum distributions for 2009 but for the enactment of Section 401(a)(9)(H) of the Code (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (i) equal to the 2009 RMDs or (ii) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of such Participant, the joint lives (or joint life expectancy) of such Participant and the Participant’s Designated Beneficiary, or for a period of at least 10 years, will not receive those distributions for 2009 unless the Participant or Beneficiary chooses to receive such distributions. Participants and Beneficiaries described in the preceding sentence will be given the opportunity to elect to receive the distributions described in the preceding sentence. The opportunity to make a direct rollover pursuant to Section 7.04(g) of the Plan will be offered only for distributions that would be eligible rollover distributions without regard to Section 401(a)(9)(H) of the Code.

7.08	Whereabouts of Participants and Beneficiaries. If the Committee is unable after diligent attempts to locate a Participant or Beneficiary who is entitled to a benefit under the Plan, the benefit otherwise payable to such Participant or Beneficiary shall be forfeited as provided in Section 6.04. If a benefit is forfeited because the Committee determines that the Participant or Beneficiary cannot be found, such benefit shall be reinstated by the Participating Company if a claim is filed by the Participant or Beneficiary with the Committee and the Committee confirms the claim to the Participating Company. Notwithstanding the above, forfeiture of a Participant’s or Beneficiary’s benefit may occur only if a distribution could be made to the Participant or Beneficiary without obtaining the Participant’s or Beneficiary’s consent in accordance with the requirements of Treasury Regulation Section 1.411(a)-11.

ARTICLE 8

WITHDRAWAL PRIOR TO TERMINATION OF EMPLOYMENT

AND SPECIAL PRE-TAX CONTRIBUTION RULES

8.01	Election to Withdraw from Accounts. As of any Valuation Date and subject to Sections 8.02, 8.03 and 8.04, a Participant may elect to withdraw, in cash only and in a stated amount, all or a portion of the value of vested amounts in his Accounts from which withdrawals are allowed.

8.02	Withdrawal of After-Tax and Company Contributions. Withdrawals as described in Section 8.01 and subject to the rules of Section 8.03 shall be applied by the Committee against a Participant’s Accounts in the order and classification as follows:

Tax-Free Withdrawal: If applicable, the amount in his After-Tax Contribution Account that may be withdrawn on a tax-free basis.

Regular Withdrawal: The remaining value in his After-Tax Contribution Account, the value in his Rollover Contribution Account and the vested value in his Company Contribution Account.

Participants with less than 60 months of Plan participation (including participation in the FFG Plan prior to November 1, 2005 and participation in the Lane Plan, Conwood Plan or Santa Fe Plan prior to January 31, 2010) may not withdraw Company Contributions that have been in the Plan (including the FFG Plan prior to November 1, 2005 and the Lane Plan, Conwood Plan or Santa Fe Plan prior to January 31, 2010) for less than 24 months.

Hardship Withdrawal: A Participant who qualifies for a financial hardship as defined in Section 8.04 may withdraw up to 100% of the amount available under a Regular Withdrawal, the remaining vested value of his Company Contribution Account (other than Qualified Matching Contributions and Qualified Nonelective Contributions), and any dollar amount from his Pre-Tax and Roth Contribution Accounts, excluding earnings credited after December 31, 1988 to Pre-Tax Contributions and Roth Contributions.

Withdrawal Upon Attainment of Age 59-1/2 or Disability: A Participant who has attained age 59-1/2 or is totally disabled, as defined in the Code, may withdraw the maximum available under a Regular Withdrawal plus any dollar amount up to the remaining vested value of his After-Tax Contribution Account, Company Contributions Account and his Pre-Tax and Roth Contribution Accounts.

Roth Conversion Amounts. Notwithstanding the foregoing, a Participant may only withdraw his Roth Conversion Amounts, if any, in the order and classification that applied to such amounts prior to their conversion to Roth Conversion Amounts.

8.03	Rules Applicable to Withdrawals Prior to Termination of Employment. The following rules shall, except as noted in Section 8.04, apply to withdrawals under this Article 8:

(a)	Withdrawals may only be made by prior notice to the Committee in the manner prescribed by the Committee.

(b)	Excluding Hardship withdrawals, no more than one withdrawal may be made in any six-month period.

(c)	Excluding Hardship withdrawals, in no event may a Participant make a withdrawal in an amount less than $100, or the maximum amount available for withdrawal as a Tax-Free Withdrawal or a Regular Withdrawal, if less. Any Hardship withdrawal for a Santa Fe Employee shall be at least $500.

(d)	In no event may a Participant elect an order of withdrawal other than set forth in Section 8.02, nor may a Participant select the classification or Investment Fund from which his stated amount of withdrawal will be withdrawn; provided, however, that a Participant who elects to receive an Age 59-1/2 or Disability Withdrawal may specifically designate whether such withdrawal is to be made from Pre-Tax Contributions or Roth Contributions.

(e)	Payments of withdrawal amounts will be made as soon as practicable after a Participant’s election to withdraw.

(f)	Amounts received from any Prior, Affiliated or Predecessor Plan in a trust-to-trust transfer which were subject to Code Section 401(k) under such Plan shall be subject to Code Section 401(k) requirements under this Plan.

(g)

Notwithstanding any provision of this Section 8.03 to the contrary, a Participant who (i) has vested amounts held in the Schwab Personal Choice Retirement Account® (PCRA) previously available under the Plan that are not able to be transferred in-kind and invested in the Brokerage Account Investment Fund currently offered under the Plan and (ii) is otherwise eligible to receive an in-service withdrawal of vested amounts held in his Accounts under the provisions of this Article 8, may elect to receive an in-kind withdrawal of such amounts directly from the PCRA.

8.04	Hardship Withdrawals.

(a)	General. A Participant shall qualify for a financial hardship for purposes of Section 8.02 of the Plan if the Participant has an immediate and heavy financial need as described in Section 8.04(b), and the Hardship withdrawal is necessary to satisfy that financial need, as described in Section 8.04(c).

(b)	Immediate and Heavy Financial Need. A Participant shall be considered to have an immediate and heavy financial need for the following expenses:

(i)

Expenses for (or necessary to obtain) medical care that would be deductible under Code Section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income) previously incurred by the Participant, the Participant’s spouse, any dependents (as defined in Code Section 152, and without regard to Code Section 152(b)(1), (b)(2) or (d)(1)(B)) of the Participant or any other Beneficiary who is a “primary beneficiary” under the Plan as defined in Internal Revenue Service regulations or other published guidance;

(ii)	Costs directly related to the purchase (excluding mortgage payments) of a principal residence for the Participant;

(iii)	Payment of tuition and related educational fees for the next twelve months of post-secondary education for the Participant or the Participant’s spouse, children, dependents (as defined in Code Section 152, and without regard to Code Section 152(b)(1), (b)(2) or (d)(1)(B)) or any other Beneficiary who is a “primary beneficiary” under the Plan as defined in Internal Revenue Service regulations or other published guidance;

(iv)	Payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage on the Participant’s principal residence;

(v)	Payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children, dependents (as defined in Code Section 152, and without regard to Code Section 152(b)(1), (b)(2) or (d)(1)(B)) or any other Beneficiary who is a “primary beneficiary” under the Plan as defined in Internal Revenue Service regulations or other published guidance;

(vi)	Expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income); or

(vii)	Any other financial need which the Commissioner of Internal Revenue, through the publication of revenue rulings, notices and other documents of general applicability, may from time to time designate as a deemed immediate and heavy financial need.

Notwithstanding anything in this Section 8.04(b) to the contrary, the Committee may, under rules established by it which are uniformly applicable to all similarly situated Participants who are RAI Employees, determine other circumstances where a Participant who is an RAI Employee has a heavy financial need and the decision of the Committee as to whether such Participant satisfies the immediate and heavy financial need requirement shall be conclusive, unless otherwise governed by law or regulation.

(c)	Necessary to Satisfy Financial Need. A Hardship withdrawal will be considered to be necessary to satisfy the financial need if it satisfies the requirements of

Section 8.04(c)(i) for Participants who are RAI Employees or the requirements of Section 8.04(c)(ii) for Participants who are ASC or Santa Fe Employees.

(i)	Any Hardship withdrawal pursuant to Section 8.02 to a Participant who is an RAI Employee cannot exceed the sum of (A) the amount required to meet such need and (B) any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated as a result of the distribution. No withdrawal shall be permitted unless the hardship cannot reasonably be relieved from other withdrawals or distributions (including distributions of ESOP dividends under Code Section 404(k) but not hardship distributions) and nontaxable loans available under this Plan or any other Affiliated Plan (including, without limitation, any qualified and non-qualified deferred compensation plan and any cash or deferred arrangement that is part of a cafeteria plan (other than mandatory employee contributions under a welfare plan or pension plan)), through reimbursement or compensation by insurance or otherwise, by liquidation of assets to the extent such liquidation would not itself cause an immediate and heavy financial need, by cessation of all Pre-Tax, Roth or After-Tax Contributions under the Plan, or by borrowing from commercial sources on reasonable commercial terms.

(ii)	Any Hardship withdrawal pursuant to Section 8.02 to a Participant who is an ASC or Santa Fe Employee cannot exceed the sum of (A) the amount required to meet such need and (B) any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated as a result of the distribution. In addition, any Hardship withdrawal pursuant to Section 8.02 to a Participant who is an ASC or Santa Fe Employee must satisfy the following requirements:

(1)	The Participant who is an ASC or Santa Fe Employee must have obtained all other currently available distributions (including distribution of ESOP dividends under Code Section 404(k), but not hardship distributions) and nontaxable loans available under this Plan or any other Affiliated Plan (including, without limitation, any qualified and non-qualified deferred compensation plan and any cash or deferred arrangement that is part of a cafeteria plan (other than mandatory employee contributions under a welfare plan or pension plan)); and

(2)

The Participant who is an ASC or Santa Fe Employee is prohibited from making Pre-Tax, After-Tax or Roth Contributions to the Plan (or any comparable contributions to any other plan maintained by the Company, including, without limitation, any non-qualified deferred compensation plan, any cash or deferred arrangement that is part of a cafeteria plan (other than mandatory employee contributions under a welfare plan or pension plan) and any stock option, stock purchase or similar plan) for a period of six (6) months after the Participant receives the Hardship withdrawal pursuant to Section 8.02.

8.05	Restrictions on Pre-Tax and/or Roth Contribution Distributions. Notwithstanding any other provision in this Plan to the contrary, a Participant’s Pre-Tax and/or Roth Contributions may not be distributed earlier than upon one of the following events:

(a)	The Participant’s death, disability (as defined in the Code) or Termination of Employment;

(b)	The termination of the Plan without the establishment of a successor plan;

(c)	A Participant’s attainment of age 59 1/2;

(d)	A Participant’s financial hardship, restricted as set forth in Section 8.04;

(e)	The sale or other disposition of the Company or any Affiliated Company to an unrelated corporation, which does not maintain the Plan, of substantially all of the assets used in a trade or business, but only with respect to Employees who continue with the acquiring corporation; or

(f)	The sale or disposition by the Company or any Affiliated Company of its interest in a subsidiary to an unrelated entity which does not maintain the Plan, but only with respect to Employees who continue employment with the subsidiary.

This Section is intended to comply with the earliest distribution requirements of Treasury Regulation Section 1.401(k)-1(d) and is not intended to add any forms of distribution not otherwise allowed under the Plan nor to restrict any distribution otherwise permitted by law.

8.06	Dividend Payout Option. Notwithstanding any other provision of the Plan, cash dividends paid on shares of Company Stock in which a Participant has a vested interest that are held in the RAI Common Stock Fund as of the record date of such dividend shall be, at the election of the Participant or his Beneficiary, either:

(a)	paid to the Plan and held in such cash equivalent investments as the Committee shall designate until distribution in cash to the Participant or Beneficiary during the fourth quarter of the Plan Year in which the dividends are paid to the Plan; or

(b)	paid to the Plan and reinvested in the RAI Common Stock Fund as soon as practicable after receipt of such dividends.

In the absence of an effective election under this Section 8.06, quarterly dividends on Company Stock shall be paid to the Plan and reinvested in the RAI Common Stock Fund. The Committee shall determine the scope, manner and timing of the elections described herein in any manner that is consistent with Section 404(k) of the Code and applicable provisions of the Plan.

ARTICLE 9

LOANS

9.01	Loan Provisions. An active Participant may make application to the Committee to borrow from the Trust Fund and the Committee may permit such a loan upon the conditions hereinafter specified and any other rules promulgated by the Committee.

(a)	Loans shall be made available to all eligible Participants on a reasonably equivalent basis and (i) shall not be made available to highly compensated employees (as defined in Section 414(q) of the Code) in an amount greater than the amount made available to other Participants, and (ii) shall not be permitted for purchasing securities or in any way financing a securities investment.

(b)	The maximum amount of a loan to a Participant shall not exceed the least of (i) 50% of the vested interest in his Account, (ii) $50,000, reduced by the highest outstanding loan balance during the preceding twelve months or (iii) solely with respect to any Participants who are ASC Employees, such amount as will result in a maximum monthly repayment of three hundred fifty dollars ($350.00), subject to Code Section 72(p). The minimum loan amount is $1,000. Notwithstanding the foregoing, no amount of a Participant’s Account shall be considered available for a loan if it is subject to a qualified domestic relations order as such term is defined under Section 414(p)(1)(A) of the Code.

(c)	A note (with a maturity of not more than 60 months) shall be signed by the Participant with adequate security (including up to one half of the Participant’s vested interest in his Account) designated as collateral for guaranteeing the note. The Committee shall have complete discretion in determining lien priorities among the various investments in the Account. The Committee shall determine the interest rate for each loan, consistent with the rate being charged by other lending institutions for a similar loan to an unrelated borrower on the same date. A loan shall be deemed to be an investment of a Participant’s individual Account and all interest payments and repayments of principal shall be credited to the Account of the Participant. Notwithstanding the foregoing, Participants who are (i) RAI Employees shall be permitted to take a loan for the purchase of a principal residence with a term of repayment of not more than 180 months, (ii) Santa Fe Employees shall be permitted to take a loan for the purchase of a principal residence with a term of repayment of not more than 120 months and (iii) ASC Employees shall be permitted to take a loan for the purchase of a principal residence with a term of repayment of not more than 180 months.

(d)	The Participant shall be required to authorize payroll deductions from his Compensation in an amount sufficient to repay the loan over its term; provided, however, that the Participant may revoke his authorization to have loan repayments made via payroll deduction at any time by signing a written acknowledgement of the potential tax consequences of such revocation, in a manner prescribed by the Committee.

In the event of default before the loan is repaid in full, the unpaid balance thereof, shall become due and payable and, to the extent that the outstanding amount is not repaid within 60 days after demand for payment is sent, such amount shall be deemed to have been distributed and the Trustee shall first satisfy the indebtedness from the amount payable to the Participant before making any payment to the Participant. In the event of a Participant’s death before the loan is repaid in full, the Participant’s estate shall be the Beneficiary with respect to the outstanding loan notwithstanding any other deemed or actual Beneficiary designation and the unpaid loan balance shall be deemed to have been distributed to the Participant’s estate. In the event of the Termination of Employment of the Participant before the loan is repaid in full, the Participant may continue to make loan repayments via check using payment coupons in order to prevent a default.

(e)	During the repayment period for the loan, the Participant shall be permitted to fully participate in the Plan.

(f)	The Participant shall execute such other documents as the Committee shall request.

(g)	Only one loan for each Participant may be outstanding at one time.

(h)	The Committee may make additional rules for loans under the Plan, provided that such rules are administered in a nondiscriminatory manner.

(i)	Notwithstanding anything in this Section 9.01 to the contrary, any loan outstanding from the FFG Plan, Lane Plan, Conwood Plan or Santa Fe Plan shall continue in effect until paid off or defaulted under the terms of the loan instruments.

ARTICLE 10

ADMINISTRATION OF THE PLAN

10.01	RAI Employee Benefits Committee.

(a)	The Committee shall have control of and manage the operation and administration of the Plan. Except as provided in Section 11.07 or where amendment authority is otherwise reserved to the Board of Directors or a committee thereof pursuant to the Plan, the Committee shall have the authority to make amendments to the Plan to ensure compliance with ERISA and to make other amendments to the Plan provided that no such amendments cause a material increase in cost to the Company. The effective date of any amendment to the Plan shall be the date of the meeting at which the Committee approved such amendment or, if such amendment is approved by written consent as described in Section 10.01(e) hereof, the date as of which a majority of the members of the Committee have signed the written consent. The Committee shall also have the authority to appoint and remove trustees for the Plan and to establish and amend trust agreements. The Committee shall have the sole discretion to make decisions and take actions with respect to questions arising in connection with the Plan, including but not limited to the determination of questions of eligibility and participation, the amount, manner and timing of benefits, the construction, interpretation and application of the Plan and Trust Agreement and the application thereof to relevant facts, as determined by the Committee. Any such decision or action shall be final and binding upon all Participants and Beneficiaries.

(b)	The Committee shall consist of not less than three (3) persons appointed from time to time by the Compensation Committee of the Board of Directors to serve at the pleasure of the Compensation Committee of the Board of Directors; provided, that the Chief Executive Officer of RAI may from time to time replace any member and/or may add one or more members to the Committee. Any member of the Committee may resign by delivering a written resignation to the Secretary of the Committee and such resignation shall be effective upon the date specified therein. A Committee member shall be deemed to have resigned from the Committee if he terminates active employment with all members of the RAI controlled group of corporations.

(c)	The Committee shall elect from its members a Chairman, and shall also elect a Secretary who may be but need not be one of the members of the Committee. The Committee may appoint from its members such committees with such powers as it shall determine, and may authorize one or more of its members, or any agent, to execute or deliver any instrument or make any payment in its behalf.

(d)	The Committee shall hold meetings in person or telephonically upon such notice, at such place or places, and at such time or times as it may from time to time determine.

(e)	A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Committee shall be by the vote of a majority of the members of the Committee present at any meeting or without a meeting by an instrument in writing signed by a majority of the members of the Committee.

(f)	No member of the Committee shall receive any compensation for his service as such, and, except as may be required by applicable law, no bond or other security is required of him in such capacity in any jurisdiction.

10.02	RAI Pension Investment Committee.

(a)	The RAI Pension Investment Committee is a committee whose members are appointed by the Audit and Finance Committee of the Board of Directors to serve at the pleasure of the Audit and Finance Committee of the Board of Directors. Prior to July 1, 2008, the members of the Investment Committee were appointed by the Compensation Committee of the Board of Directors.

(b)	The RAI Pension Investment Committee is charged with the specific powers, duties and authorities set forth in its charter, as amended from time to time, including, but not limited to, the appointment and removal of investment managers.

(c)	The RAI Pension Investment Committee shall have the authority to establish rules and procedures governing investment elections and directions of Participants under the Plan, as specified in Section 4.03(c) of the Plan.

10.03	Administration Committee.

(a)	The Committee, in its discretion, may delegate its administrative duties and responsibilities to one or more Administration Committees each consisting of three or more persons, who shall be appointed by and serve at the pleasure of the Committee and one or more of whom may also be members of the Committee. Vacancies in the Administration Committee shall be filled by the Committee but the Administration Committee may act, notwithstanding any vacancies, so long as there are at least two members of such Administration Committee. The members of an Administration Committee shall serve without compensation for their services as such, but shall be reimbursed by the Company for all necessary expenses incurred in the discharge of their duties.

(b)	Subject to restrictions imposed by the Committee, an Administration Committee’s powers shall include the following powers:

(1)	to interpret Plan provisions with respect to eligibility, service, vesting and determination of benefits,

(2)	to calculate benefits and authorize the payment of benefits by the Plan trustees through disbursement accounts as directed by the Administration Committee,

(3)	to authorize the payment of routine plan expenses exclusive of trustee, investment manager, or actuary fees,

(4)	to prepare and/or approve the filing of required governmental reports,

(5)	to maintain Plan records, and

(6)	to prepare employee announcements, forms and procedures.

An Administration Committee, at its discretion, may delegate to assistants, including employees in the Company’s Employee Benefits Department, ministerial and clerical duties.

10.04	Indemnification by Company. To the extent not insured against by any insurance company pursuant to the provisions of any applicable insurance policy, the Company shall indemnify and hold harmless the members of the Committee, the members of the RAI Pension Investment Committee, the members of any Administration Committee and their assistants from any and all claims, demands, lawsuits, or proceedings in connection with the Plan, including the expenses of defense, provided, that such indemnification shall not apply to any person for such person’s act of willful misconduct.

10.05	Plan Expenses. The expenses of administering the Plan, including, without limitation, reasonable fees and expenses of the trustee, certified public accountants, legal counsel, record-keepers, auditors, investment managers and investment advisors, shall be paid from the trust established in accordance with Section 4.01 unless paid directly by the Company at its election. The Committee will allocate among the Company and all Participating Companies the appropriate share of expenses paid by the Company. The Committee shall determine the manner in which fees described in this Section 10.05 shall be charged against the Accounts or Investment Funds held in the Trust.

10.06	Plan Administrator. The Plan Administrator shall be the RAI Employee Benefits Committee and it shall be responsible for the performance of all reporting and disclosure obligations under ERISA and regulations promulgated by any federal, state and local agency; provided that the Committee may delegate under Section 10.03 some or all of such duties as Plan Administrator.

10.07	Named Fiduciaries.

(a)	The Committee, the RAI Pension Investment Committee, the Independent Fiduciary, and any Administration Committee, if delegated power in accordance with Section 10.03, shall each constitute named fiduciaries as such term is defined in ERISA.

(b)	By resolution or by an appropriate instrument executed by a duly authorized officer of the Company, the Company may appoint one or more other persons or committees as a named fiduciary in respect of the duties delegated to him or it in such resolution or instrument.

(c)	Any named fiduciary designated herein or appointed as provided herein, unless precluded from doing so by the terms of such appointment, may by appropriate instrument designate any person (including any firm or corporation) to carry out part or all of such fiduciary’s responsibilities and upon such designation the named fiduciary shall have no liability, except as imposed by applicable law, for any act or omission of such person. The foregoing does not preclude any other fiduciary to the extent allowed by ERISA and the terms of his appointment from delegating part or all of such fiduciary’s responsibilities with respect to the Plan.

(d)	Any fiduciary may serve in more than one fiduciary capacity with respect to the Plan.

10.08	Powers of the Independent Fiduciary. The Independent Fiduciary shall have the exclusive authority, responsibility and control with respect to the management and disposition of the RAI Common Stock Fund, and shall have no authority, responsibility or control with respect to the administration of the Plan or the management of any Investment Fund other than the RAI Common Stock Fund. The Independent Fiduciary may communicate with Participants with respect to the RAI Common Stock Fund from time to time, and may instruct the Trustee regarding the RAI Common Stock Fund with respect to matters within the authority of the Independent Fiduciary.

In exercising any authority with respect to the RAI Common Stock Fund, the Independent Fiduciary shall take into account the purpose of the RAI Common Stock Fund and the other considerations set forth in Section 4.03(d) of the Plan to the fullest extent permitted by ERISA. In that regard, it is the plan sponsor’s expectation that the Independent Fiduciary will maintain the RAI Common Stock Fund on a permanent basis, and that the RAI Common Stock Fund will continue to be invested exclusively in Company Stock unless the Independent Fiduciary determines that it is required by applicable law to disregard the terms of the Plan, such as in the case of RAI’s imminent collapse or other dire circumstance affecting RAI. Subject to and on the basis set forth in this paragraph, the Independent Fiduciary shall at all times have the following powers with respect to the RAI Common Stock Fund:

(a)	To restrict the investment of new participant or employer contributions in the RAI Common Stock Fund;

(b)	To restrict the transfer of participant account balances into the RAI Common Stock Fund;

(c)	To prohibit further investment in Company Stock and in connection with any such prohibition to sell or otherwise dispose of all of the Company Stock held in the RAI Common Stock Fund;

(d)	To restrict the transfer of participant account balances out of the RAI Common Stock Fund during any period in which the Independent Fiduciary is directing the sale or other disposition of the Company Stock in the RAI Common Stock Fund;;

(e)	To designate an alternative investment available under the Plan for the temporary investment of any proceeds from any sale or other disposition of Company Stock pending Participant directions to the Trustee with respect to the investment of such proceeds; and

(f)	Such other duties as may be assigned to the Independent Fiduciary from time to time by the Compensation Committee of the Board of Directors, as plan sponsor, and agreed to by the Independent Fiduciary.

Any exercise of the powers granted to the Independent Fiduciary pursuant to the Plan shall not require an amendment of the Plan prior to the initiation of the exercise of any such duty. The most senior person in the RAI Law Department who is not a member of the RAI Pension Investment Committee or the RAI Employee Benefit Committee shall monitor the Independent Fiduciary to assure that it continues to have the qualifications, capacity and personnel to discharge its obligations under the Plan and shall report from time to time to the Compensation Committee of the Board of Directors. The Independent Fiduciary may be removed or replaced solely by an amendment to the Plan adopted by the Compensation Committee of the Board of Directors pursuant to Section 11.07 of the Plan.

ARTICLE 11

AMENDMENTS, TERMINATION, PERMANENT DISCONTINUANCE

OF CONTRIBUTIONS, MERGER OR CONSOLIDATION

    11.01                  Amendment of the Plan. Except as provided in Section 11.07 or where amendment authority is otherwise reserved to the Board of Directors or a committee thereof pursuant to the Plan, the Committee shall have the right to amend or modify the Plan, in whole or in part, at any time, in accordance with the procedure described in Section 10.01, subject to the following:

(a)	No amendment or modification may be made which has the effect of decreasing retroactively the Accounts of any Participant or of reducing the nonforfeitable percentage of the Company Contribution Account of a Participant below the nonforfeitable percentage thereof computed under the Plan as in effect on the later of the date on which the amendment is adopted or becomes effective;

(b)	Except to the extent permitted by law and Section 11.02, no amendment or modification may be made to cause any part of the assets of the Plan to be used for, or diverted to, purposes other than for the exclusive benefit of Participants, including retired Participants, Surviving Spouses or Beneficiaries, and the payment of expenses of the Plan prior to the satisfaction of all liabilities for benefits under the Plan;

(c)	If an individual is not a Participant or is a retired Participant on or after the effective date of any amendment or modification to the Plan, the amendment or modification shall not affect such individual’s benefit unless the Committee or the Board of Directors specifically provides otherwise;

(d)	To the extent permitted by law, any modification or amendment of the Plan may be made retroactively, if the Committee (or the Board of Directors) shall deem retroactive application thereof to be necessary or appropriate, either to comply with any law or regulation, or otherwise.

11.02	Amendment to Vesting Provisions. If the vesting provisions set forth in Article 6 are amended, (a) any Participant who, as of the effective date of the amendment, had been credited with a Period of Service of at least three years may irrevocably elect to have his nonforfeitable interest computed without regard to the amendment and (b) a Participant’s nonforfeitable interest shall not be less than his nonforfeitable percentage computed under the Plan without regard to such amendment. Notice of the amendment and the availability of the election shall be given to each such Participant, and the election may be exercised by the Participant by notice to the Committee within 60 days after the later of (a) the Participant’s receipt of the notice, (b) the day the amendment is adopted or (c) the effective date of the amendment.

11.03	Amendment to Maintain Qualified Status. Notwithstanding anything to the contrary in Section 11.01, the Committee, in its discretion, may make any modifications or amendments to the Plan, retroactively or prospectively, which it deems appropriate to establish or maintain the Plan and the Trust Agreement as a qualified employees’ plan and trust under Sections 401 and 501 of the Code.

11.04	Termination or Permanent Discontinuance of Contributions. RAI may by action of the Committee terminate the Plan with respect to all Participating Companies or any of them or direct complete discontinuance of contributions hereunder by all or any of the Participating Companies for any reason at any time. In case of such termination or complete discontinuance of contributions hereunder, there shall automatically vest in the appropriate Participants nonforfeitable rights to the Company Contributions credited to their Accounts, and the total amount in each Participant’s Accounts shall be distributed, as the Committee shall direct, to him or for his benefit, provided, however, that Pre-Tax Contributions and/or Roth Contributions may only be distributed upon termination of the Plan if RAI (and any related employer, as defined in Treasury Regulation Section 1.401(k)-6) does not establish or maintain another defined contribution plan (other than an employee stock ownership plan as defined in sections 4975(e)(7) or 409(e) of the Code, a simplified employee pension plan under section 408(k) of the Code, a SIMPLE IRA under section 408(p) of the Code or a plan or program described in sections 403(b), 457(b) or 457(f) of the Code) within the period prohibited by Treasury Regulation Section 1.401(k)-1(d)(4). In the event of a partial termination of the Plan, the provisions of this Section 11.04 shall be applicable only to the Participants affected by such partial termination.

11.05	Committee and Trustee. If the Plan is terminated, the Committee shall continue to function and may fill any vacancies which may occur in its own membership (if the Board of Directors fails to do so) until the Trustee has rendered its final account and that account has been approved (in the manner provided in the Trust Agreement).

11.06	Merger of the Plan. The Plan shall not merge or consolidate with, or transfer its assets or liabilities to any other plan unless each Participant (including each retired Participant, Spouse or other beneficiary and each former Participant who is entitled to a deferred vested benefit under the Plan) would receive a benefit immediately after the merger, consolidation, or transfer (if the Plan then terminated) which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

11.07	Amendments Relating to Reynolds American Stock. The Compensation Committee of the Board of Directors, acting on behalf of RAI as settlor, shall have the exclusive right to amend or modify the Plan with respect to (i) the appointment of any fiduciary as “investment manager” within the meaning of Section 3(38) of ERISA or “named fiduciary” within the meaning of Section 402(a)(2) of ERISA for the management and disposition of any Investment Fund designed to invest primarily or exclusively in common stock of RAI, (ii) the authority of such investment manager or named fiduciary, or any modification to such authority, (iii) the removal of any such investment manager or named fiduciary, or the appointment of any successor, (iv) the allocation of authority among (or removal of authority from) such investment manager or named fiduciary, the Committee, the RAI Pension Investment Committee, any Administration Committee or any other Plan fiduciary with respect to such Investment Fund, (v) the establishment, termination or purpose of any such Investment Fund, and (vi) any matter related to the foregoing.

ARTICLE 12

MISCELLANEOUS

12.01	Benefits Payable from Trust Fund. All persons with any interest in the Trust Fund shall look solely to the Trust Fund for any payments with respect to such interest.

12.02	Elections. Elections for benefits or Beneficiaries hereunder shall be made by a Participant in the manner prescribed by the Committee for such purposes, within the prescribed time limits.

12.03	No Right to Continued Employment. Neither the establishment of the Plan nor the payment of any benefits thereunder nor any action of the Company, the Board of Directors, the Committee, the RAI Pension Investment Committee or the Trustee shall be held or construed to confer upon any person any legal right to be continued in the employ of the Company.

12.04	Inalienability of Benefits and Interests. No benefit payable under the Plan or interest in the Trust Fund shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit or interest shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant, Surviving Spouse or Beneficiary. Notwithstanding any provision of the Plan to the contrary, the Plan shall honor a judgment, order, decree or settlement providing for the offset of all or a part of a Participant’s benefit under the Plan, to the extent permitted under Code Section 401(a)(13)(C); provided that the requirements of Code Section 401(a)(13)(C)(iii) relating to the protection of the Participant’s spouse (if any) are satisfied.

12.05	Qualified Domestic Relations Orders.

(a)	The provisions in Section 12.04 shall also apply to the creation, assignment or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order, unless such order: (i) is determined to be a qualified domestic relations order, as defined in Section 414(p) of the Code, or (ii) was entered before January 1, 1985.

(b)	If the Committee is in receipt of a domestic relations order, or the Committee is otherwise aware that a qualified domestic relations order affecting a Participant’s account is being sought, the Committee may take such action as necessary (including, without limitation, restricting the participant’s ability to withdraw or borrow funds in his or her Accounts) in order to administer the Plan consistently with the terms of any such qualified domestic relations order.

12.06	Payments for Exclusive Benefit of Participants. Payments of benefits in respect of the interest of a Participant under the Plan to any person other than such Participant in accordance with the provisions of the Plan shall be deemed to be for the exclusive benefit of such Participant.

12.07	North Carolina Law to Govern. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of North Carolina, except to the extent such laws are pre-empted by ERISA.

12.08	No Guarantee. Neither the Company nor the Trustee guarantee the Trust Fund in any manner against loss or depreciation.

12.09	Address of Record. Each individual or entity with an actual or potential interest in the Plan shall file and maintain a current record address with the Plan. Communications mailed by the Company, Trustee, or Committee to such record address fulfills all obligations to provide required information to Participants, including former employees, Surviving Spouses and Beneficiaries, in regard to the Plan. If no record address is filed, it may be presumed that the address used by the Company in forwarding statements of a Participant’s Account is the record address.

12.10	Unlocated Spouse. Notwithstanding the consent requirement in Section 1.09, if the Participant establishes to the satisfaction of the Committee that such written consent cannot be obtained because there is no spouse or the spouse cannot be located, a waiver shall be deemed to be valid. Any consent necessary under Section 1.09 will be valid only with respect to the spouse who signs the consent, or in the event of a deemed election, the designated spouse.

12.11	Agent for Process. The Secretary of RAI shall be the designated agent for the service of legal process.

12.12	Payments in the Event of Incompetency. If the Committee finds that a Participant or other person entitled to a benefit is unable to care for his affairs because of illness or accident or is a minor, the Committee may direct that any benefit payment due the Participant, unless claim shall have been made therefor by a duly appointed legal representative, be paid to his spouse, a child, or a parent for the benefit of such Participant, and any such payment so made shall be a complete discharge of the liabilities of the Plan therefor.

12.13	Transfer of Accounts to This Plan.

(a)

Affiliated and Predecessor Plans. If a participant of a U.S. qualified Affiliated Plan becomes eligible to be a Participant of this Plan before receiving a distribution from the Affiliated Plan, his Account under the Affiliated Plan shall be transferred to this Plan by way of a trustee-to-trustee transfer. This Plan shall be considered as a successor plan with regard to such employee and all Affiliated Plan contributions transferred shall be treated as though they were made under this Plan for purposes of vesting, withdrawals and distributions. In the absence of an applicable Participant election, assets transferred from an Affiliated or Predecessor Plan shall be invested in the equivalent investment funds under this Plan or, if an equivalent investment fund does not exist, then the assets from the Affiliated Plan shall be invested in the Investment Fund(s) designated by the RAI Pension Investment Committee; and the accounts of participants and beneficiaries under the Affiliated or Predecessor Plan will become their Accounts as Participants and Beneficiaries under this Plan, effective as of the transfer date. Once a Participant has received a distribution from the Affiliated Plan, it shall be treated as an Eligible Retirement Plan for purposes of this Section 12.13.

(b)	Nabisco Plan. If an individual who is a participant in the Nabisco Plan becomes an Eligible Employee and elects to transfer amounts from the Nabisco Plan to this Plan, this Plan shall accept a transfer of such Eligible Employee’s accounts (including any, outstanding participant loans) under the Nabisco Plan by way of a trustee-to-trustee transfer.

12.14	Transfer of Accounts from this Plan to an Affiliated Plan. If a Participant transfers employment from the Company to an Affiliated Company and thereafter becomes eligible to participate in an Affiliated Plan, the assets in his Accounts in the Plan shall be transferred to such Affiliated Plan in accordance with the terms thereof.

12.15	Transfer of Accounts to the Nabisco, Inc. Capital Investment Plan. In connection with the spin-off of RJR Nabisco, Inc. by RJR Nabisco Holdings Corp. effective as of June 14, 1999, certain individuals who were participating in the Plan immediately prior to the spin-off, ceased to participate in the Plan effective as of such date and as of such date, commenced participation in the Nabisco Plan (such individuals being hereinafter referred to as “Nabisco Employees”). In connection with such commencement of participation in the Nabisco Plan, the assets in the Accounts of Nabisco Employees under the Plan (including any outstanding Participant loans) shall be transferred to the corresponding accounts under the Nabisco Plan in accordance with the terms thereof. In addition, the Accounts and any unused forfeiture amounts that are attributable to the Accounts of any individual who terminated employment with Nabisco, Inc. or any of its affiliates (other than a Participating Company) prior to June 14, 1999 shall be transferred to the Nabisco Plan in accordance with the terms thereof. The assets in the Accounts (including any outstanding Participant loans) of any individual who terminates employment with the Company or an Affiliated Company after June 14, 1999 and commences employment with Nabisco, Inc. (or its affiliates) may (upon the election of such individual) be transferred to the corresponding accounts under the Nabisco Plan in accordance with the terms thereof.

12.16	Headings. Headings of Articles and Sections of the Plan are inserted for convenience of reference. They constitute no part of the Plan.

12.17

Transfer of Accounts to the Targacept Retirement Savings Plan. In connection with the spin-off of Targacept, Inc. by R. J. Reynolds Tobacco Company effective as of August 24, 2000, certain individuals who were participating in the Plan immediately prior to the spin-off ceased to participate in the Plan effective as of such date and, as of such date, commenced participation in the Targacept Retirement Savings Plan (the “Targacept Plan”) (such individuals being hereinafter referred to as “Targacept Employees”). In connection with such commencement of participation in the Targacept Plan, the assets in the Accounts of Targacept Employees under the Plan (including any outstanding

Participant loans) shall be transferred to the corresponding accounts under the Targacept Plan on December 1, 2000, or as soon as administratively feasible thereafter, in accordance with the terms of the Targacept Plan.

12.18	Transfer of Accounts to the Pharmachem Laboratories, Inc. Retirement Savings Plan. In connection with the sale by R. J. Reynolds Tobacco Company of its Avoca Farms agricultural-based production and processing business, pursuant to a Purchase Agreement dated March 26, 2003, certain individuals who were participating in the Plan immediately prior to the sale ceased to participate in the Plan effective as of the sale date and, as of such date, commenced participation in the Pharmachem Laboratories, Inc. Retirement Savings Plan (the “Pharmachem Plan”) (such individuals being hereinafter referred to as “Pharmachem Employees”). In connection with such commencement of participation in the Pharmachem Plan, the assets in the Accounts of Pharmachem Employees under the Plan (including any outstanding Participant loans) shall be transferred to the corresponding accounts under the Pharmachem Plan on June 5, 2003, or as soon as administratively feasible thereafter, in accordance with the terms of the Pharmachem Plan.

12.19	Transfer of Accounts to the Allegacy Retirement Savings Plan. In connection with the transaction contemplated by the Amended and Restated Memorandum of Understanding and Agreement dated June 30, 2005, certain individuals who were participating in the Plan immediately prior to the transaction ceased to participate in the Plan effective as of July 11, 2005 and, as of such date, commenced participation in the Allegacy Retirement Savings Plan (the “Allegacy Plan”) (such individuals being hereinafter referred to as “Allegacy Employees”). In connection with such commencement of participation in the Allegacy Plan, the assets in the Accounts of Allegacy Employees under the Plan (including any outstanding Participant loans) shall be transferred to the corresponding accounts under the Allegacy Plan on July 11, 2005, or as soon as administratively feasible thereafter, in accordance with the terms of the Allegacy Plan.

12.20	Transfers Between Participating Companies. The transfer of employment of an Eligible Employee from one Participating Unit (the “Transferor Unit”) to another Participating Unit (the “Transferee Unit”) will have the following consequences:

(a)	Except as provided in this Section 12.20, the Eligible Employee will cease to be governed by the portions of the Plan applicable to the Transferor Unit and will commence to be governed by the portions of the Plan applicable to the Transferee Unit effective as of the date the Eligible Employee’s employment transfers.

(b)

A Participant will continue to participate in the Plan after the transfer regardless of whether he would have been eligible to participate in the Plan under the rules of the portions of the Plan applicable to the Transferee Unit at the time of the transfer. Upon a transfer of employment, an Eligible Employee will become eligible to participate in the Plan on the later of (i) the date of transfer or (ii) the date on which he would become eligible to participate in the Plan under the portions of the Plan applicable to the Transferee Unit.

(c)	The rate at which the Participant makes Pre-Tax Contributions, Roth Contributions and After-Tax Contributions will not be affected by any transfer.

(d)	Except as provided in Section 12.20(e), Company Contributions under the rules applicable to the Transferor Unit will cease effective as of the transfer and will continue under the rules applicable to the Transferee Unit thereafter.

(e)	Notwithstanding Section 12.20(d), the Santa Fe Profit Sharing Contribution described in Section 3.03(d)(ii) of the Plan allocated to the Company Contribution Account of a Participant who is a Santa Fe Employee for less than an entire Plan Year will be equal to the product of (i) the Santa Fe Profit Sharing Contribution that would have been allocated to such Participant if he had been a Santa Fe Employee for the entire Plan Year and (ii) a fraction the numerator of which is the number of days of the Plan Year that the Participant was a Santa Fe Employee and the denominator of which is 365.

(f)	A Participant will vest in the portion of his Company Contribution Account attributable to employment with the Transferor Unit under the portion of the Plan applicable to the Transferor Unit and will vest in the portion of his Company Contribution Account attributable to employment with the Transferee Unit under the portion of the Plan applicable to the Transferee Unit.

(g)	Any loan outstanding as of the date the Participant’s employment transfers will continue to be governed by the Transferor Unit’s rules for loans.

ARTICLE 13

CLAIMS PROCEDURE

13.01

Initial Determination. The initial determination of a Participant’s, Surviving Spouse’s or Beneficiary’s (collectively hereinafter, a “claimant”) eligibility for, and the amount of, a benefit shall be made by the Administration Committee, or in its absence, the Committee, which shall mail or deliver to each covered individual who has filed an effective claim for a benefit a written statement of the amount of his benefit or a notice of denial of his claim on or before the 90th day following the Committee’s receipt of such claim. If special circumstances require additional time for processing the claim, the Administration Committee, or in its absence, the Committee, may delay issuing its statement or notice for an additional 90 days provided that the claimant is notified of the circumstances necessitating the delay and the date the Administration Committee expects to render its decision within the initial 90-day period. A claim for benefits is not effective unless filed in the manner prescribed by the Committee. A notice of denial shall be written in a manner calculated to be understood by the claimant and shall include (a) one or more specific reasons for the denial of the claim, (b) specific reference(s) to provisions of the Plan and/or Trust Agreement on which the denial of the claim is based, (c) a description of any additional material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary, and (d) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

13.02	Review. If a claim is denied and the claimant wishes to appeal the denial, the claimant or his duly authorized representative must, within 60 days after the receipt by the claimant of a written notice of denial of the claim, file a written request with the Committee that it review the denial of the claim for benefits. If the claimant does not file such a request within such 60-day period, the claimant shall be conclusively presumed to have accepted as final and binding the initial decision of the Administration Committee on his claim. If such an appeal is so filed within such 60-day period, the Committee shall conduct a full and fair review of such claim. During such full review, the claimant (or his duly authorized representative) shall be provided with the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits and reasonable access to and copies of, upon request and free of charge, all documents, records, and other information relevant to the claimant’s claim for benefits. In addition, such full and fair review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

After the completion of such full review, the Committee shall mail or deliver to the claimant a written decision on the matter, within a reasonable time, but in no event later than 60 days after receipt of the request for review unless special circumstances require an extension of time for processing. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant who filed the appeal setting forth the special circumstances requiring an extension of time and the date by which the Committee expects to render a decision on review, and shall be furnished prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial 60-day period. In the case of an adverse benefit determination on review, the notice of the determination shall be written in a manner calculated to be understood by the claimant and shall include (a) one or more specific reasons for the decision, (b) specific reference(s) to the provisions of the Plan and/or Trust Agreement on which the decision was based, and (c) shall, to the extent not prohibited by applicable law, be final and binding on all interested persons. In addition, the notice of adverse determination shall also (x) include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits and (y) describe any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about such procedures and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

ARTICLE 14

LIMITATION ON BENEFITS

14.01	Code Section 415 Limits.

(a)	The following definitions shall be applied in construing this Section.

(1)	Controlled Group shall be construed in the light of Sections 414(b) and 414(c) of the Code, as modified by Section 415(h) of the Code.

(2)	Defined Contribution Plan means any defined contribution plan, as defined in Section 415(k) of the Code.

(3)	Total Compensation means all remuneration paid to an Employee by any Affiliated Company, as determined pursuant to the provisions of Treasury Regulation Section 1.415(c)-2(d)(4), taking into account the timing rules specified in Treasury Regulation Section 1.415(c)-2(e), but shall not include any amount in excess of the limitation under Section 401(a)(17) of the Code in effect for the year. The term “Total Compensation” as defined in the preceding sentence shall include (A) any payments made to a Participant by the later of (I) two and one-half (2-1/2) months after the date of the Participant’s severance from employment with the Controlled Group or (II) the end of the Limitation Year that includes the date of the Participant’s severance from employment with the Controlled Group, provided that, absent a severance from employment, such payments would have been paid to the Participant while the Participant continued in employment with the Controlled Group and are regular compensation for services performed during the Participant’s regular working hours, compensation for services outside the Participant’s regular working hours (such as overtime or shift differential pay), commissions, bonuses or other similar compensation and (B) any differential wage payments (within the meaning of Section 3401(h)(2) of the Code) made to a Participant by the Company.

(4)	Annual Addition means the sum of the following amounts credited to a Participant’s account for the Limitation Year:

(A)	employer contributions;

(B)	employee contributions;

(C)	forfeitures; and

(D)	amounts allocated to an individual medical account, as defined in Section 415(1)(2) of the Code, which is part of a pension or annuity plan maintained by the employer and amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits allocated to the separate account of a key employee, as defined in Section 419A(d)(3) of the Code, under a welfare benefit fund, as defined in Section 419(e) of the Code, maintained by the employer.

(b)	Limitations Applicable to Participants in Defined Contribution Plans

(i)	The Annual Addition credited to a Participant under the Plan or any Related Plan for any Limitation Year must not exceed the lesser of (1) $40,000 or (2) 100% of the Participant’s Total Compensation for such Limitation Year. The compensation limit referred to in (2) shall not apply to any contribution for medical benefits after separation from service (within the meaning of Code Sections 401(h) or 419A(f)(2)) which is otherwise treated as an annual addition.

(c)	In addition to other limitations set forth in the Plan and notwithstanding any other provisions of the Plan, contributions (and contributions to all other Defined Contribution Plans required to be aggregated under this Plan under the provisions of Section 415 of the Code), shall not be made in an amount in excess of the amount permitted under Section 415 of the Code.

14.02	Code Section 416 Limits. This Section is intended to ensure the Plan’s compliance with Section 416 of the Code. It shall be applicable to Participants for any Plan Year with respect to which the Plan is top-heavy.

(a)	Definitions. The following definitions shall be applied in construing this Section.

(i)	Top-Heavy Plan means any plan maintained by the Company or an Affiliated Company if, as of the Determination Date, the Top-Heavy Ratio for the plan and all other plans in the Aggregation Group exceeds 60%. The plan will be deemed a “super top-heavy plan” if, as of the Determination Date, the Plan would meet the test specified above for being a Top-Heavy Plan if 90% were substituted for 60% in each place it appears in this subsection(i).

(ii)	Determination Date means the last day of the preceding Plan Year (or, in the case of the first plan year of a plan, the last day of such Plan Year). when plan aggregation is required, calculation of accrued benefits as of the determination dated which fall within the same calendar year will be used.

(iii)	Valuation Date means the same date as the Determination Date.

(iv)	Key Employee means each Employee or former Employee (including any deceased employee) who, at any time during the Plan Year that includes the Determination Date, was any one or more of the following:

(A)	An officer of the Company or an Affiliated Company having an annual compensation greater than $130,000 (as adjusted under Code Section 416(i)(1) for Plan Years beginning after December 31, 2002);

(B)	Any person owning (or considered as owning within the meaning of Code Section 318) more than 5% of the outstanding stock of the Company (or stock having more than 5% of the total combined voting power of all stock of the Company); or

(C)	Any person who has annual compensation of more than $150,000 and would be described in subsection (B) above, if “1%” was substituted for “5%”.

For purposes of determining whether a person is a Key Employee, annual compensation means compensation within the meaning of Code Section 415(c)(3). The determination of who is a Key Employee will be made in accordance with Code Section 416(a)(1) and the applicable regulations and other guidance issued thereunder.

(v)	Non-Key Employee means any Participant in the Plan (including a beneficiary of such Participant) who is not a Key Employee.

(vi)	Aggregation Group means all plans that are subject to Required Aggregation (in accordance with subsection 14.02(b)). The Aggregation Group may also include plans subject to Permissive Aggregation (in accordance with subsection 14.02(c)), if such aggregation would eliminate the status of plans in the Aggregation Group as Top-Heavy Plans.

(b)	Required Aggregation. This Plan and all other qualified plans, including any terminated plans, maintained by the Company or an Affiliated Company which include a Key Employee must be aggregated to determine if the group as a whole is top-heavy. In addition, each other qualified plan maintained by the Company or an Affiliated Company which enables any plan in which a Key Employee is a Participant to meet the requirements of Sections 410(a)(4) and 410 of the Code must be aggregated.

(c)	Permissive Aggregation. The Company may include other plans maintained by the Company or an Affiliated Company which when considered as a group with the required aggregation group, would continue to satisfy the requirements of Sections 401(a)(4) and 410 of the Code, to determine if the group as a whole is top-heavy, provided such plans are comparable in benefits or contributions.

(d)	Top-Heavy Ratio.

(i)	The top-heavy ratio is a fraction, the numerator of which is the sum of account balances under the defined contribution plans in the Aggregation Group for all Key Employees and the present value of accrued benefits under the defined benefit plans for all Key Employees, and the denominator of which is the sum of the account balances under the defined contribution plans in the Aggregation Group for all Participants and the present value of accrued benefits under the defined benefit plans in the Aggregation Group for all Participants. Both the numerator and denominator are adjusted to include any distributions made in the one-year period ending on the “Determination Date” and any contributions due but unpaid as of the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code Section 416(g)(2)(a)(i). In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting ‘five-year period’ for ‘one-year period.’

(ii)	The value of account balances and the present value of accrued benefits will be determined as of the most recent Valuation Date. The account balances and accrued benefits of a Participant who is not a Key Employee but who was a Key Employee in a prior year will be disregarded. The calculation of the top-heavy ratio, and the extent to which distributions, rollovers, and transfers are taken into account will be made in accordance with Section 416 of the Code and the regulations thereunder.

(iii)	If any Participant has not performed an Hour of Service for the Company at any time during the one-year period ending on the Determination Date, the account of such Participant shall not be taken into account.

(e)	Minimum Vesting. For any Plan Year in which the Plan is a top-heavy plan as determined pursuant to Section 416 of the Code, a Participant will have a nonforfeitable right to a percentage of the Participant’s Accounts derived from Company Contributions as set forth below if such schedule is more favorable to the Participant than the vesting schedule under Section 7.02.

Years of Service Completed For Vesting Purposes	Vested Interest

Less than two	0%
Two but less than three	20%
Three but less than four	40%
Four but less than five	60%
Five or more	100%

The above vesting schedule applies to all benefits the meaning of Section 411(a)(7) of the Code, including benefits accrued before the effective date of Section 416 of the Code and benefits accrued before the Plan became top-heavy. However, any Participants who have completed at least three (3) years of service for vesting purposes as of the last day of the last Plan Year (a) before the Plan became top-heavy or (b) in which the Plan is top-heavy, shall have the right to elect to continue to have the vesting schedule in effect on the last day of such Plan Year applied to all of his benefits under the Plan. Further, no reduction in vested benefits may occur in the event the Plan’s status as top-heavy changes for any Plan Year.

(f)	Minimum Required Contribution. It is intended that the Company or an Affiliated Company will meet the minimum contribution requirements of Section 416(c) of the Code by providing a minimum contribution (which may include forfeitures otherwise allocable) without regard to any Social Security contributions for such Plan Year for each Participant who is a non-key employee in an amount equal to at least 3% of such Participant’s compensation (as defined in Treasury Regulation Section 1.415-2(d)) for such Plan Year. The minimum contribution required shall be made to any non-key employee who is still employed on the last day of the plan year regardless as to the number of hours of Service performed during the year and regardless of the employee’s level of compensation.

A Non-Key Employee who is also covered under a defined benefit plan that is part of the same Aggregation Group shall receive his minimum benefit under the defined benefit plan, offset by the actuarially determined value of the minimum contribution made under this Plan.

If for the Plan Year the Plan becomes a super top-heavy plan, then the denominator of both the defined contribution plan fraction and the defined benefit plan fraction shall be calculated as set forth in Section 14.01(b) for the limitation year ending in such Plan Year by substituting “1.0” for “1.25” in each place such figure appears.

The percentage minimum contribution required hereunder shall in no event exceed the percentage contribution made for the Key Employee for whom such percentage is the highest for the Plan Year after taking into account contributions or benefits under other qualified plans in this Plan’s aggregation group providing no other defined benefit plan uses the defined contribution plan to satisfy Code Section 401(a) as provided in Section 416(c)(2)(B)(ii) of the Code.

ARTICLE 15

ADOPTION AND WITHDRAWAL FROM PLAN BY AFFILIATED COMPANY

15.01	Adoption by Affiliated Company. Any Affiliated Company, whether or not presently existing, may, with the approval of the Committee, adopt this Plan with respect to its Participating Unit and thereby become a Participating Company hereunder by executing an instrument evidencing such adoption on the order of its governing body (or its delegate) and filing a copy thereof with the Committee and the Trustee. Such adoption may be subject to such terms and conditions as the Committee requires or approves. By their adoption of the Plan, Participating Companies other than RAI shall be deemed to consent to actions taken by RAI or its designated subsidiary in entering into the Trust Agreement and any other arrangements for the purpose of providing benefits under the Plan, and to authorize RAI to take any actions within the authority of RAI under the terms of the Plan and the Trust Agreement. Notwithstanding any provision of the Plan to the contrary, the amount to be contributed to the Plan by each such Participating Company shall be conditioned upon the qualification of the Plan as to it under Code Section 401(a). In addition, RAI retains the sole and absolute right to determine funding and expense allocations under the Plan.

15.02	Withdrawal. Any Participating Company may at any time withdraw its Participating Unit from the Plan upon giving the Committee notice of its intention to withdraw. The Committee in its discretion may direct that any Participating Company or Participating Unit withdraw from the Plan.

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IN WITNESS WHEREOF, the undersigned member of the Committee has executed this Restatement of the RAI 401k Savings Plan on January 24, 2012.

RAI Employee Benefits Committee

By: /s/ McDara P. Folan, III

SCHEDULE A

COMPENSATION

I.	The following payments are included as Compensation:

(a)	Basic Salary.

(b)	Overtime.

(c)	Shift Premium Pay.

(d)	Commissions.

(e)	Sales incentive payments paid in cash.

(f)	Vacation Pay (except as noted in Part II below).

(g)	Annual Incentive Award (“AIA”) bonus or any similar bonus if (i) payment is made on a non-deferred basis and (ii) the total aggregate amount of such bonuses does not exceed the regular AIA for the plan year and/or the maximum AIA payable under the Reynolds American Omnibus Incentive Compensation Plan.

(h)	Compensation deferred pursuant to salary reduction arrangement under Code Sections 401(k) or 125 to which the Company makes contributions.

(i)	Lump Sum payments in lieu of an increase in basic salary (except for Transitional Employees).

(j)	Cash denominated awards under the LTIP which are granted in lieu of regular AIAP awards or on a contractually required annual basis.

(k)	Salary continuation payments during an approved leave of absence, provided that such salary continuation shall be included without any offset for military pay.

(l)	All U.S. based payroll amounts whether or not the employee is U.S. based.

II.	The following payments are not included as Compensation:

(a)	Vacation Pay taken in lieu of vacation.

(b)	Moving expenses.

(c)	Housing differential.

(d)	Bonus or other award payment which have been previously deferred.

(e)	Change of control bonus.

(f)	Stay-on/completion bonus.

(g)	Special incentive or bonus payments paid on an irregular or one-time basis unless designated for inclusion by the CEO.

(h)	Company contributions under any employee benefit plan (except contributions on account of employee elections to defer salary under Code Sections 401(k), 125 or 132(f)).

(i)	Any other form of compensation not listed in Part I.

(j)	Salary continuation or separation pay payments made after the Severance Date.

Schedule A

SCHEDULE B

PARTICIPATING UNITS

Participating Company	Participating Unit

R. J. Reynolds Tobacco Company	All Employees

R. J. Reynolds Global Products, Inc.	All Employees

Reynolds American Inc.	All Employees

Reynolds Finance Company	All Employees

Santa Fe Natural Tobacco Company, Inc.	All Employees, excluding Employees in the Santa Fe Executive Department who are paid on a monthly payroll * All Employees in the Santa Fe Executive Department who are paid on a monthly payroll

American Snuff Company, LLC (f/k/a Conwood Company, LLC)

All Employees, excluding (i) Employees of the Scott Tobacco division, (ii) Employees transferred to or hired into the ASC Executive Department (f/k/a the Conwood Executive Department) on or after January 1, 2007 who are paid on a monthly payroll and (iii) Employees whose principal place of employment was transferred to Winston-Salem, North Carolina (other than the Taylor Brothers Division of ASC) on or after July 1, 2010

* All Employees transferred to or hired into the ASC Executive Department (f/k/a the Conwood Executive Department) on or after January 1, 2007 who are paid on a monthly payroll

**All Employees whose principal place of employment on or after July 1, 2010 is in Winston-Salem, North Carolina (other than at the Taylor Brothers Division of ASC)

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RAI International, Inc.	All Employees

Reynolds Innovations Inc.	All Employees

RAI Services Company	All Employees

Niconovum USA, Inc.	All Employees

*     The above-marked Employee groups will be collectively referred to as the ‘Affiliate Executive Department’ for all purposes under the Plan, and the Affiliate Executive Department shall be considered a Participating Unit for purposes of the Plan.

**  The above-marked Employee group will be referred to as the “ASC Winston-Salem Employees” for all purposes under the Plan, and the ASC Winston-Salem Employees shall be considered a Participating Unit for purposes of the Plan.

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